Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERSOURCE LIFE INSURANCE COMPANY

(Exact name of registrant as specified in charter)

Minnesota	41-0823832
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70100 Ameriprise Financial Center

Minneapolis, MN 55474

(800) 862-7919

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole D. Wood

RiverSource Life Insurance Company

50605 Ameriprise Financial Center

Minneapolis, Minnesota 55474

(612) 678-5337

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price*	Amount of registration fee
Individual Limited Flexible Purchase Payments Deferred Indexed Linked Annuity Contract	500,000,000	Not applicable	$0	$60,600

*

The proposed aggregate offering price is estimated solely for determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

Interests are sold on a dollar for dollar basis and not on the basis of a price per share or unit.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART I.

INFORMATION REQUIRED IN PROSPECTUS

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

XX XX, 20XX

RiverSource®

Structured SolutionsSM annuity

Individual Limited Flexible Purchase Payments Deferred Index-Linked Annuity

Issued by:	RiverSource Life Insurance Company (RiverSource Life)
70100 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-862-7919 (Service Center) RiverSource Account MGA

The RiverSource Structured Solutions annuity is a limited flexible purchase payment deferred index-linked annuity contract (the “Contract”) issued by RiverSource Life. This prospectus contains important information that You should know before investing. All material terms and conditions of the Contract, including material state variations, are described in this prospectus. Please read it before investing and keep it for future reference.

The Contract is designed to help You invest on a tax-deferred basis and meet long-term financial goals.

You may allocate Your initial Purchase Payment or Contract Value to the Fixed Account and/or one or more of the Indexed Accounts available under the Contract. Depending upon which Indexed Account You select, You will bear a greater or lesser risk and You may lose a portion of Your investment. Each Indexed Account is tied to a published Index or an Exchange Traded Fund and has an applicable Crediting Method, duration, and protection option. Each time You make an allocation to an Indexed Account, a Segment is created. The rate of return for each Segment (which may be positive, negative, or zero) is based on the Index performance and Crediting Method of the Indexed Account.

The value of the Segment will change daily. If You make a partial or full surrender before the Segment Maturity Date, the Segment value may be less than the amount You would have received had You waited until the Segment Maturity Date. See “Risk Factors” beginning on page 11.

The Fixed Account credits interest daily. The interest rate for the Fixed Account will never be less than the guaranteed minimum interest rate. See “Fixed Account” for more information.

You are permitted to take surrenders at any time before the Annuitization Start date. Surrenders may be subject to charges and income taxes and may have other tax consequences. If You take a surrender from Your Contract, there is a risk of loss of principal and related earnings, due to the applicable surrender charge. See “Risk Factors” beginning on page 11.

The Contract also includes an elective lock feature. If You decide to exercise the elective lock during a Segment, the value of the Segment (which fluctuates daily) will not change for the remainder of the Segment unless You take a surrender from that Segment. You should fully understand the operation and impact of the elective lock, as described in this prospectus. See the section titled “Elective Lock.”

See “Valuing Your Investment” on p. 17 for an explanation of how Your Contract Value is determined.

All guarantees under the Contract are obligations of RiverSource Life and are subject to the claims-paying ability of RiverSource Life.

Index-linked annuity contracts are complex insurance and investment vehicles. You should speak with a financial advisor about the Contract’s features, benefits, risks, and fees, and whether the Contract is appropriate for You based upon Your financial situation and objectives.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

An investment in this Contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. An investment in this Contract involves investment risk including the possible loss of principal. See “Risk Factors” beginning on page 11.

The principal underwriter of the Contract is RiverSource Distributors, Inc. The offering of the Contract is intended to be continuous.

Prospective purchasers may obtain an application to purchase the Contract through agents of authorized selling firms that RiverSource Life and RiverSource Distributors, Inc. have selling agreements with. Authorized selling firms and their agents are appointed by RiverSource Life and are licensed in one or more states as insurance agents/agencies. Only securities broker-dealers registered with the SEC may sell the Contract.

RiverSource Life has not authorized any person to give any information or to make any representations regarding the Contract other than those contained in this prospectus. Do not rely on any such information or representations.

RiverSource Life offers several different annuities which Your sales representative may or may not be authorized to offer to You. Each annuity has different features and benefits that may be appropriate for You based on Your financial situation and needs, Your age and how You intend to use the annuity. The different features and benefits may include the investment and fund manager options, variations in interest rate amount and guarantees, credits, surrender charge schedules and access to annuity contract values. The fees and charges may also be different between each annuity. With the aid of an appropriate financial professional, We encourage You to compare and contrast the contract described in this prospectus with other annuities available in the marketplace, including other types of annuities We may offer. This will aid in determining whether purchasing a Contract is consistent with Your investment objectives, risk tolerance, time horizon, marital status, tax situation, and Your unique financial situation and needs. If You select an annuity that includes surrender or other liquidation charges, You should also consider any future needs You may have to access Your Contract Value.

Defined Terms

In this prospectus, the following capitalized terms have the indicated meanings:

Annual Fee. A declared fee applicable for each year of a Segment for certain Crediting Methods.

Annuitant. The person or persons on whose life periodic Annuity Payments depend. If there are joint Annuitants prior to the Annuitization Start Date, the term Annuitant in this Contract is replaced in all instances with the term Annuitants.

Annuitization Start Date. The date on which Annuity Payments begin. You will be notified prior to the scheduled Annuitization Start Date.

Annuity Payments. Periodic payments We make to You, or other named recipient(s), beginning on the Annuitization Start Date.

Attained Age. The number of whole years since birth, which is the same as the age as of a person’s latest birthday, unless born on February 29.

Buffer. A protection option that reduces the negative Index rate of return (if any) for certain Crediting Methods. The Buffer percentage for each applicable Indexed Account will not change.

Business Day. Any day, Monday through Friday, on which the New York Stock Exchange (“NYSE”) is open for regular trading. Our Business Day ends at 4pm Eastern time unless the NYSE closes earlier.

Cap. A declared maximum rate of return for a Segment. Certain Segments may have no declared Cap.

Code. The Internal Revenue Code of 1986, as amended.

Contingent Annuitant. If the Annuitant is not an Owner, the person who becomes the Annuitant if the Annuitant dies prior to the Annuitization Start Date.

Contract Anniversary. The same Day and month as the Contract Date each year that the Contract remains in force.

Contract Date. The effective date of the Contract from which Contract Anniversaries and Contract years are determined.

Contract Value. The sum of the values in the Fixed Account, the Interim Account and the Indexed Account(s).

Crediting Method. A method used to determine the rate of return for a Segment.

Day. A calendar day, unless specified otherwise.

Fixed Account. An option available to which You may allocate the initial purchase payment and Contract Value. The Fixed Account is part of the General Account.

Floor. A protection option that places a limit or floor on the negative Index rate of return (if any) for certain Crediting Methods. The Floor percentage for each applicable Indexed Account will not change.

General Account. The account that holds all of RiverSource Life’s assets, other than assets in any separate account(s) it may maintain.

Good Order. We cannot process Your transaction request relating to the Contract until We have received the request in Good Order at our Service Center. “Good order” means the actual receipt of the transaction request in writing, along with all information, forms and supporting legal documentation necessary to affect the transaction. To be in “Good Order,” Your instructions must be sufficiently clear so that We do not need to exercise any discretion to follow such instructions. This information and documentation generally include Your completed request; the Contract number; the transaction amount (in dollars); the names of and allocations to and/or from the Indexed Accounts and the Fixed Account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that We may require. For certain transactions, at Our option, We may require the signature of all Contract Owners for the request to be in Good Order. With respect to purchase requests, “Good Order” also generally includes receipt of sufficient payment by Us to affect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and We reserve the right to change or waive any Good Order requirements at any time.

Index. A published index used to determine the rate of return for each Segment. For purposes of this Contract, an Exchange Traded Fund (ETF) is considered an index.

Index Value. The published closing value of a particular Index for any Business Day. For the Indexed Accounts, if the Index provider did not publish an Index Value on a Business Day, We will use the Index Value on the next Business Day. We will not use the Index Value from a non-Business Day, even if the Index provider publishes a value on that Day.

Indexed Account. An option available to which You may allocate the initial purchase payment and Contract Value. Each Indexed Account includes an Index, Crediting Method, duration, and a Buffer or a Floor.

Interim Account. Used to hold additional purchase payments until the next Contract Anniversary. The Interim Account is part of the General Account.

Investment Base. Used to determine the value for each Segment and is equal to the amount allocated to the Segment, adjusted for partial surrenders. The Investment Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Nonqualified Contract. A contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

Owner, You, Your. “Owner,” “You” or “Your” refer to the Owner or Owners of this Contract. Any Contract provisions based on the age of the Owner will be based on the age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse’s Option to Continue Contract provision, redefines “Owner,” “You” and “Your” as the new Owner.

Segment. A Segment is created each time an amount is allocated to an Indexed Account. Each Segment starts on the Contract Date or on a Contract Anniversary.

Segment Maturity Date. The date a Segment ends. This is the Contract Anniversary date either (1) after the specified number of years in a Segment following the start date or (2) as changed under the elective lock provision.

Surrender Value: The amount You are entitled to receive if You make a full surrender from Your Contract. It is the Contract Value immediately prior to surrender less any surrender charges.

Tax Qualified Contract. A contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered annuities or other tax-advantaged retirement plans.

Upside Participation Rate. A declared percentage that may adjust the rate of return for a Segment.

We, Us, Our. Any reference to “We,” “Us” or “Our” means RiverSource Life Insurance Company.

Written Request. A request in writing on a form acceptable to Us, signed by You and delivered to Us at Our service center. We may allow requests by other methods agreed to by Us.

Summary

This summary provides a brief overview of the RiverSource Structured Solutions annuity.

The RiverSource Structured Solutions annuity is an individual limited flexible purchase payment deferred indexed-linked annuity contract issued by RiverSource Life. The Contract may not be currently available in all states and may vary in Your state.

Purpose: The purpose of the Contract is to allow You to accumulate money for retirement or similar long-term goals. Before the Annuitization Start Date, You can make additional purchase payments for 90 days after the Contract Date. You can also take surrenders and if You die We pay a death benefit to Your Beneficiary(s). After the Annuitization Start Date, We make payments based on the annuity payment option You select and Your Contract Value. All payments under the Contract are subject to the terms and conditions described in this prospectus.

This Contract is not for You if You are looking for a short-term investment or if You plan to take surrenders (in excess of total free amount) before the end of the surrender charge period. Investment in the Contract involves investment risks, including possible loss of principal. See the section titled “Risk Factors”.

The following chart describes the key features of the Contract. Read this prospectus for more detailed information about the Contract.

The Contract	The RiverSource Structured Solutions annuity is an individual limited flexible purchase payment deferred indexed-linked annuity contract with fixed and index-linked investment options.
Buying the Contract

Purchase Payments

Purchase payment limits are based on Your age on the effective date of the payment. The minimum purchase payment is $10,000 and the maximum total purchase payments per owner is $1,000,000 ($100,000 for ages 86 to 90). The maximum total purchase payments per Owner includes payments to all deferred annuity contracts issued by Us.

You can make additional purchase payments for 90 days after the Contract Date. All additional purchase payments are held in the Interim Account which earns daily interest at a rate We declare periodically, until the next Contract Anniversary. See “Valuing Your Investment—Interim Account Value”.

Issue Ages

You can buy a Contract if You are age 90 or younger.

Right to Examine and Cancel

You have the right to examine and cancel the Contract within a certain number of days, which can vary by state, but is never less than ten days after You receive it.

If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of:

(1)   the Contract Value as of the Business Day We receive the returned Contract; and

(2)   any premium tax charges paid.

If this is an IRA contract, upon such cancellation We will refund all purchase payments which You have paid less any payments We have made to You.

In certain states, if this Contract is intended to replace an existing Contract, Your right to examine this Contract is extended to 30 Days.

Investment Options

You may allocate Your initial purchase payment and Contract Value among the:

•  Fixed Account, which credits daily interest at a rate We declare periodically.

•  Indexed Accounts, each of which includes an Index, Crediting Method, protection option and duration.

Currently offered Indexed Accounts will use one of the following indexes

S&P 500® Index;

Russell 2000® Index;

MSCI EAFE Index;

MSCI Emerging Markets Index;

NASDAQ-100® Index; or

iShares U.S. Real Estate ETF

Each Index is described in more details under the section titled “Indexed Accounts – Additional Information about the Indexes”.

Crediting Methods for the Indexed Accounts

Currently, the Contract offers Indexed Accounts with the following Crediting Methods.

•  Point-to-Point with a Floor;

•  Point-to-Point with a Buffer;

•  Point-to-Point with an Annual Fee and Buffer;

•  Annual Lock with a Buffer.

All Crediting Methods may not be available at all times.

Each Crediting Method uses the following elements to calculate the Segment rate of return: The Index rate of return;

The Upside Participation Rate;

The Cap (if applicable);

The Annual Fee (if applicable);

Either the Floor or the Buffer.

See “Crediting Methods” for more information.

Segment Value	The value of Your Segment changes daily and may increase or decrease. See “Valuing Your Investment—Indexed Account Value” for more information.

Elective Lock

If You allocate Contract Value to an Indexed Account, You may exercise the elective lock at any time during the Segment by notifying Us.

If You decide to exercise the elective lock, Your Segment value (which otherwise fluctuates daily) is “locked in” on the elective lock date and will not change for the remainder of the Segment. However, Your locked-in value will be reduced by the dollar amount of any surrender You take from the Segment, including any applicable surrender charges and taxes.

Transfers

You may request a transfer once each Contract Year during a 30 day period ending on the Contract Anniversary (the “transfer window”). You may transfer any Contract Value in the Fixed Account, Interim Account, and any Segments that will mature on the Contract Anniversary to the Fixed Account and any available Indexed Accounts. You may not request a transfer to the Interim Account.

Transfers will be effective as of the Contract Anniversary. If the last Day of the transfer window is not a Business Day, We must receive Your completed transfer instructions by the prior Business Day. You may request a transfer by Written Request or other method agreed to by Us.

See “Transfers” for more information.

Surrenders

You may surrender all or part of Your Contract Value at any time before the Annuitization Start Date. You also may establish automated partial surrenders. All surrenders may be subject to surrender charges and income taxes (including an IRS penalty that may apply if You surrender prior to You reaching age 59 1⁄2) and may have other tax consequences.

Unless You tell Us otherwise, partial surrenders will be deducted from the Interim Account first. Any remaining amount will be deducted from the Fixed Account and then pro-rata from all Indexed Accounts. You may specify the partial surrender is to be deducted from the Fixed and/or a specific Indexed Account(s). If an Indexed Account has multiple open Segments, the specified surrender will be deducted pro-rata from all open Segments for that Indexed Account.

Each partial surrender must be at least $250. Your Contract Value after the partial surrender must be at least $500.

When You take a surrender from the Fixed Account, the Fixed Account Value is reduced by the dollar amount of the surrender, including any applicable surrender charges and any applicable taxes. If You take a surrender from a Segment, the Segment Value is reduced by the dollar amount of the surrender, including any applicable surrender charges and any applicable taxes payable by Us and not previously deducted. The Investment Base will be reduced proportionally. A reduction in the Investment Base negatively impacts the Segment Value for the remainder of the Segment.

See “Surrenders” and “Surrender Charges” for additional information about how surrenders affect Your Indexed Account Values.

Surrender Charges

Surrenders may be subject to charges and income taxes (including an IRS penalty that may apply if You surrender prior to You reaching age 591/2) and may have other tax consequences. The amount of the surrender charge, if any, will depend on the Contract Year during which the surrender is taken. The schedules below set forth the surrender charges under the Contract.

Surrender Charge schedule(s)

[TO BE FILED BY PRE-EFFECTIVE AMENDMENT]

Death Benefit

If You die before the Annuitization Start Date, We will pay the death benefit to Your beneficiary.

If You are age XX or younger on the date We issue the Contract or the date of the most recent covered life change, the beneficiary receives the greater of:

•  The Contract Value; or

•  The Return of Purchase Payment (ROPP) value. See “Death Benefit—The Return of Purchase Payment (ROPP)”

If You are age XX or older on the date We issue the Contract or the date of the most recent covered life change, the beneficiary receives the Contract Value.

Annuitizing Your Contract	You can apply Your Contract Value to any Annuity Payment plan on the Annuitization Start Date. You may choose from a variety of plans that can help meet Your retirement or other income needs. The payment schedule must meet IRS requirements. All Annuity Payments are made on a fixed basis. See the section titled “Annuity Payment Period – Annuity Payment Plans” for additional information.

Termination of the Contract

The Contract will be terminated under the following conditions:

1.  After the death benefit is paid, the Contract will terminate.

2.  Reduction of the Contract Value to zero will terminate the Contract.

3.  Your Written Request for a full surrender will terminate the Contract.

Risk Factors

The Contract involves certain risks that You should understand prior to purchasing the Contract. You should carefully consider Your income needs and risk tolerance to determine whether the Contract or a particular Indexed Account is appropriate for You. The level of risk You bear and Your potential investment performance will differ depending upon many factors, including but not limited to the way in which You allocate Your purchase payments and Contract Value over the course of the Contract and any decisions You make to take surrenders or request an elective lock.

LIQUIDITY

The Contract is intended to be a long-term investment that You may use to help save for retirement. The Contract is not designed to be a short-term investment.

Surrenders may be subject to surrender charges and income taxes (including an IRS penalty that may apply if You take a surrender prior to reaching age 59 1⁄2).

Your ability to react to changing market conditions is limited because You may only transfer eligible Contract Value once each Contract Year during the Transfer Window. At that time, You may transfer any Contract Value in the Fixed Account, Interim Account, and any Segments that mature on that Contract Anniversary to the Fixed Account and any available Indexed Accounts. We must receive Your transfer request by the Contract Anniversary date or the last Business Day prior to the Contract Anniversary if it falls on a weekend or holiday. (See “Transfers” to understand what will occur if You don’t provide transfer instructions.)

We may defer payments made under this Contract for up to six months if the insurance regulatory authority of the state in which We issued the Contract approves such deferral.

RATE LOCK

The Fixed, Interim and Indexed Accounts will each receive the applicable rates, Caps and Annual Fees in effect on the application signed date if the Contract is issued within 60 days (or the next scheduled issue date) from the application signed date. Otherwise, rates, Caps and Annual Fees will be based on the Contract Date. You bear the risk that the rates, Caps and Annual Fees may increase or decrease between the application signed date and the Contract Date.

INDEX

If You allocate Your purchase payments to an Indexed Account, the rate of return depends on the performance of the Index even though You are not invested directly in the Index. If You allocate amounts to an Indexed Account, You are exposed indirectly to the investment risks associated with the applicable Index, including but not limited to market and issuer risks. Past performance of an Index does not guarantee future results.

The following summarizes important investment risks to which each Index is exposed. For more information on the Indexes, see the section titled “Indexes.”

•

S&P 500® Index. The S&P 500 index measures the performance of the large-cap segment of the market. Considered to be a proxy of the U.S. equity market, the index is composed of 500 constituent companies. Generally, large-cap companies are more mature and have limited growth potential compared to smaller companies. In addition, large companies may not be able to adapt as easily to changing market conditions, potentially resulting in lower overall performance compared to the broader securities markets during different market cycles.

•

Russell 2000® Index. The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity universe. Investments in small-cap companies involve risks, including volatility, that are greater than investments in larger, more established companies.

•

Nasdaq-100® Index. The Nasdaq-100 Index includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. Securities in these sectors may not perform as well as those in others or the market as a whole. Securities issued by non-U.S. companies are subject to risks, including political, economic, market, social and others within a particular country, as well as to currency instabilities and less stringent financial and accounting standards generally applicable to U.S. issuers.

•

MSCI EAFE Index. The MSCI Europe, Australasia, Far East (EAFE) Index is a capitalization-weighted index that tracks the performance of common stocks in 21 developed market countries within Europe, Australasia and the Far East. Generally, large-cap companies are more mature and have limited growth potential compared to smaller companies. In addition, large companies may not be able to adapt as easily to changing market conditions, potentially resulting in lower overall performance compared to the broader securities markets during different market cycles. Investments in mid-cap companies involve risks and volatility greater than investments in larger, more established companies. Securities issued by non-U.S. companies are subject to risks, including political, economic, market, social and others within a particular country, as well as to currency instabilities and less stringent financial and accounting standards generally applicable to U.S. issuers.

•

MSCI Emerging Markets Index. The MSCI Emerging Markets Index captures large- and mid-cap representation across 26 Emerging Markets (EM) countries. With 1,198 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Mid-capitalization companies are more likely to fail than larger companies. International investing involves increased risk and volatility due to potential political and economic instability, currency fluctuations, and differences in financial reporting and accounting standards and oversight. Risks are particularly significant in emerging markets.

•

iShares U.S. Real Estate ETF. The iShares U.S. Real Estate ETF seeks to track the investment results of an index composed of U.S. equities in the real estate sector. The Fund seeks to track the investment results of the Dow Jones U.S. Real Estate Index (the “Underlying Index”), which measures the performance of the real estate sector of the U.S. equity market, as defined by S&P Dow Jones Indices LLC (the “Index Provider” or “SPDJI”). The Underlying Index may include large-, mid- or small capitalization companies. There is risk that the real estate sector may not perform as well as other sectors or the market as a whole. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of small- and mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Small– and mid-capitalization companies are more likely to fail than larger companies.

For Index disclosures, see Appendix E.

INDEX RATE OF RETURN

If You are invested in an Indexed Account and the relevant index declines or the Index rate of return is negative, it may or may not reduce Your Segment Value. This depends on the Indexed Account to which You allocated your Initial Premium or Contact Value. Nevertheless, You always assume the risk that the Index rate of return will not increase Your Segment Value. You also bear the risk that sustained declines in the relevant index may cause the Index rate of return to not increase the Segment Value for a prolonged period.

BUFFER AND FLOOR

The Buffer and Floor are protection options designed to limit the negative index rate of return (if any) for certain Crediting Methods. While the Buffer and Floor for each applicable Indexed Account will not change, there is a risk Your rate of return could be negative and result in significant loss even after the application of a Buffer or Floor. The full protection of the Buffer or Floor is not realized until a Segment matures.

ELECTIVE LOCK

If You exercise the elective lock feature, Your Segment Value (which otherwise fluctuates daily) will not change for the remainder of the Segment duration, unless a surrender is taken from the Segment.

Risks associated with the elective lock feature include but are not limited to the following:

•

While the elective lock will prevent You from experiencing any future negative Index performance, You will no longer benefit from any future positive Index performance for the remainder of the Segment;

•	You will not avoid any negative Index performance that has occurred during the Segment prior to the exercise of the elective lock and You will not receive the full protection of the Buffer or Floor;

•	The elective lock will be applied as of the end of the Business Day on which We receive Your request – Your locked in Segment Value will not be known at the time You submit Your request; and

•	We cannot advise You as to whether or not an elective lock is appropriate for You nor the timing of Your election based on any past or future Index performance.

See “Elective Lock Description” for more information.

SEGMENT VALUE

On each Day of the Segment, other than the start date and the maturity date, We determine the Segment Value using the Investment Base and a proxy value for a portfolio of assets that provides the Segment Value on the Segment Maturity Date. We are not required to hold actual investments corresponding to this portfolio. The Segment Value is not based on the actual value of any underlying investments and is not directly based on the underlying Index.. This means that even if the Index return is positive, it is possible that the Segment Value may not have increased. We calculate the Segment Value by determining a proxy value for a portfolio of assets that We may or may not hold. See “Valuing Your Investments—Indexed Account(s) Value”.

Your Segment Value is the amount available for surrenders, annuitization and death benefits.

Before a Segment matures, its value will fluctuate daily and may be lower than what You allocated, even when the index has positive returns. Immediately after a Segment begins, the Segment Value will be reduced to reflect derivative transaction costs that RiverSource Life may incur. The impact of these costs will decrease over the duration of the Segment. In addition, the full protection of the buffer or floor are not realized until a Segment matures. Keep these factors in mind, should You need to take a surrender from a Segment. During the transfer window, You have the option to transfer to the Fixed Account, which is not impacted by transaction costs or exposed to market volatility.

SEGMENT AUTOMATIC RENEWAL

Please pay attention to any notifications We send You in advance of Your Contract Anniversary to determine whether You want to alter Your Contract allocations. You can only transfer once per Contract Year and only from those Segments that are maturing. If You fail to act during the transfer window, any Contract Value in a Segment that is maturing will renew into a new Segment for the same Indexed Account. That Indexed Account may have new Caps, Upside Participation Rates or Annual Fees, if applicable, that differ from the prior Segment. If the Indexed Account is no longer available, any Contract Value in the maturing Segment will automatically transfer to an allocation option We declare, unless otherwise directed by You within the Transfer Window. See “Transfers” for additional information.

WE MAY ELIMINATE AN INDEXED ACCOUNT OR CREDITING METHODS

There is no guarantee that any Indexed Account or Crediting Method will be available during the entire time that You own Your Contract. We will notify You if We make any changes.

WE MAY DISCONTINUE OR SUBSTITUTE AN INDEX

We reserve the right to discontinue or substitute an Index. If an Index is discontinued, or We determine at Our sole discretion that Our use of the Index should be discontinued, or if the Index calculation or methodology substantially changes, We will substitute an alternative Index and notify You before the substitution. If an Index is discontinued or otherwise becomes unavailable to Us and no reasonable alternative is then available for substitution of such Index, We will end the Segment and the value will not change until the next Contract Anniversary when You may request a transfer.

If We discontinue or substitute an Index, there is a risk certain Segment returns may be different.

THE GENERAL ACCOUNT

The assets held in in Our General Account support the guarantees under Your Contract. No other company or affiliate has any legal responsibility for the guarantees under the Contract. Subject to applicable state law, We have sole discretion to decide how assets of the General Account will be invested. You should be aware that Our General Account is exposed to many of the same risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that We issue other types of annuities and insurance products, as well, and these obligations are satisfied from the assets in Our General Account. Our General Account is not insulated or segregated from the claims of Our creditors. As such the guarantees under the Contract are subject to Our financial strength and claims-paying ability.

CYBER SECURITY

Increasingly, businesses are dependent on the continuity, security, and effective operation of various technology systems. The nature of our business depends on the continued effective operation of our systems and those of our business partners.

This dependence makes Us susceptible to operational and information security risks from cyber-attacks. These risks may include the following:

•	the corruption or destruction of data;

•	theft, misuse or dissemination of data to the public, including Your information We hold; and

•	denial of service attacks on our website or other forms of attacks on our systems and the software and hardware We use to run them.

These attacks and their consequences can negatively impact Your Contract, Your privacy, Your ability to conduct transactions under Your Contract, or Your ability to receive timely service from Us.

Cyber security risks may also affect the Indexes. Breaches in cyber security may cause an Index’s performance to be incorrectly calculated, which could affect the calculation of values under the Contract. We are not responsible for the calculation of any Index. Breaches in cyber security may also negatively affect the value of the securities or other investments that comprise or define the Indexes.

OTHER IMPORTANT INFORMATION YOU SHOULD KNOW

NO OWNERSHIP RIGHTS

You have no ownership rights in the underlying stocks comprising the Indexes. Purchasing the Contract is not equivalent to investing in the underlying stocks comprising the indexes. As the Owner of the Contract, You will not have any ownership interest or rights in the underlying stocks comprising the Indexes, such as voting rights, dividend payments, or other distributions. The Index does not reflect dividends paid on the stocks comprising the Index, and, therefore, the calculation of the performance of the Index under the Contract does not reflect the full investment performance of the underlying securities.

POSSIBLE TAX LAW CHANGES

There always is the possibility that the tax treatment of the Contract could change by legislation or otherwise. We have the right to modify the Contract in response to legislative changes that could diminish the favorable tax treatment that Owners receive. You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

The Annuity Contract

This Contract is an agreement between RiverSource Life and You, the Owner. The Contract is designed to help You invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Under the Contract We promise to pay an income in the form of annuity payments, beginning on the Annuitization Start Date. A death benefit may also become payable upon Your death. All payments under the Contract are subject to the terms and conditions described in this prospectus.

The Contract is available as a non-qualified contract, which will provide You with certain tax deferral features under the Code.

The Contract is also available as a qualified contract to fund one of the following tax-deferred retirement plans (subject to applicable federal law and any rules of the plan itself):

•	Individual Retirement Annuities (IRAs) including inherited IRAs under Section 408(b) of the Code;

•	Simplified Employee Pension IRA (SEP) under Section 408(k) of the Code; and

•	Roth IRAs under Section 408A of the Code.

A qualified contract will not provide any necessary or additional tax deferral benefits if it is used to fund a retirement plan that is already tax deferred.

STATE VARIATIONS

This prospectus contains information that You should know before investing in the Contract. All material terms and conditions of the Contract, including material state variations, are described in this prospectus. See Appendix A.

OWNER

The Owner is the person or persons who own the Contract and is entitled to exercise all ownership rights and privileges under the Contract. Two persons may own the Contract together, and in that case, any Contract provisions based on the age of the Owner, will be based on the age of the older Owner. You can buy the Contract if You (and any joint owner) are age 90 or younger.

Joint Owners: A non-qualified Contract can be owned by joint Owners. If two Owners jointly own this Contract, each Owner may independently exercise transfers among the various account options, subject to the limits in the transfer of Contract Value provision. Unless agreed to by Us, all other terms, conditions, rights and requirements that apply to an Owner under this Contract shall apply jointly to each Owner named.

The Owner may be a non-natural person (e.g. irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the age or life of the Owner. Any provisions based on age will be based on the age of the oldest Annuitant. These include Payments to Beneficiaries, Purchase Payments and Surrender provisions. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed, and a Contingent Annuitant may not be named.

ANNUITANT

The Annuitant is the person or persons on whose life periodic Annuity Payments depend. You initially name the Annuitant and any joint Annuitant on Your Contract application.

CHANGES TO OWNERSHIP AND ANNUITANTS

You may change the ownership of this Contract by Written Request or other method agreed to by Us. Unless You specify otherwise, the change of ownership shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center. We will honor any change of ownership request received in good order that We believe is authentic, and We will use reasonable procedures to confirm authenticity. If We follow these procedures, We will not take any responsibility for the validity of the change.

The death benefit amount may change due to an ownership change.

A change of ownership may result in tax consequences. If You have a nonqualified annuity, You may incur income tax liability by transferring, assigning or pledging any part of it. (See “Taxes.”)

If You have a qualified annuity, You may not sell, assign, transfer, discount or pledge Your Contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of the Contract may be transferred to the Annuitant.

If You have a nonqualified Contract and are a natural person (excluding a revocable trust) You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us. Unless You specify otherwise, the change of Annuitant or Contingent Annuitant shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The Contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

BENEFICIARY

The Beneficiary is the person(s) or entity (or entities) You designate to receive the death benefit of this Contract if You die while this Contract is in force, as described in the “Death Benefit” section. We will not be bound by any such designation unless made by Written Request or other method agreed to by Us and recorded by Us.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole Beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse’s Option to Continue Contract provision in the Payments to Beneficiaries section of the Contract. The deemed surviving spouse sole Beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.

Only those Beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary Beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent Beneficiaries. If there is no valid Beneficiary designation or if no Beneficiary survives, We will pay the benefits as follows:

•	if there are joint Owners, We will pay the surviving Owner(s), otherwise;

•	if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

•	to Your spouse, if living;

•	if no spouse is living, to Your lawful children per stirpes;

•	if You have no spouse or direct descendants, to Your parents equally or the survivor, if living, otherwise;

•	to Your estate.

CHANGE OF BENEFICIARY

By Owner. Unless You specify otherwise, the change of Beneficiary shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

A new Beneficiary designation revokes any prior designation and is effective when signed by You. We are not responsible for the validity of any Beneficiary designation or for any legitimate actions We may take under the Contract (including payments) prior to receiving a request to change a Beneficiary. Beneficiaries should notify Us of Your death as promptly as possible.

By Beneficiary. If the death benefit under this Contract becomes payable to a beneficiary (recipient) under an Annuity Payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request or other method agreed to by Us and recorded by Us. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the Annuity Payment plan following the death of the original beneficiary as follows:

•	to the recipient’s spouse, if living;

•	if no spouse is living, to the recipient’s lawful children per stirpes;

•	if the recipient has no spouse or direct descendants, to the recipient’s parents equally or the survivor, if living, otherwise;

•	to the recipient’s estate.

ASSIGNMENT

You can assign this Contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this Contract.

A copy of any assignment must be submitted to Us at Our service center. Unless You specify otherwise, an assignment shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the assignment at Our service center. We are not responsible for the validity or effect, tax or otherwise, of any assignment.

Purchase

PURCHASING THE CONTRACT

You can complete an application and send it along with Your initial purchase payment to our Service Center.

We are required by law to obtain personal information from You which We will use to verify Your identity. If You do not provide this information, We reserve the right to refuse to issue Your Contract or take other steps We deem reasonable. As the Owner, You have all rights and may receive all benefits under the Contract. You may buy a qualified or nonqualified annuity. Generally, You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a Contract if You are age 90 or younger.

The Contract is issued generally on the next scheduled contract issue date after all purchase payments listed on the application are received. However, We will not wait longer than 60 days (or the next Contract issue date after the 60th day) to issue the Contract if We receive at least the minimum payment by then. Otherwise, We will wait up to another 30 days (90 days total - or the next issue date after the 90th day) to issue the Contract. If the minimum payment is not received within 90 days, the application will be cancelled.

Contracts are issued only on the 3rd, 10th, 17th and 24th day of every month, even if these dates fall on a holiday or weekend. Purchase payments received prior to the Contract Date will be held in a suspense account until the Contract Date. Payments held in the suspense account will earn daily fixed interest until the Contract Date, but no interest will be credited until the Contract is issued. If the Owner dies before the Contract is issued, all premiums received would be returned without interest and the application will be withdrawn.

Initial rates, Caps, Upside Participation Rates and Annual Fees for initial Indexed Account elections will be shown under Your Contract. For renewal information, see “Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees“.

Householding and delivery of certain documents

With Your prior consent, RiverSource Life and its affiliates may use and combine information concerning accounts owned by members of the same household and provide a single paper or electronic copy of certain documents to that household. This householding of documents may include prospectuses and supplements. Your authorization remains in effect unless We are notified otherwise. If You wish to continue receiving multiple copies of these documents, You can opt out of householding by calling Us at 1.866.273.7429 .. Multiple mailings will resume within 30 days after We receive Your opt out request.

PURCHASE PAYMENTS

Purchase Payments are payments made by You on Your behalf for the benefits described in the Contract. Purchase Payment amounts may be limited under the terms of the Contract.

Minimum initial purchase payment:	$10,000
Minimum additional purchase payment:	$50

Maximum purchase payments per Contract Year* based on Your age on the effective date of the payment:

For the first 90 days after the Contract Date:

through age 85		$1,000,000
for ages 86 to 90	—	$100,000
age 91 or older		$0

No purchase payments are allowed after 90 days from the Contract Date.

Maximum Total Purchase Payments per owner*:

through attained age 85		$1,000,000
for attained ages 86 to 90	—	$100,000
attained age 91 or older		$100,000

*

These limits apply in total to all RiverSource Life annuities You own unless a higher amount applies to Your Contract. We reserve the right to waive or increase the maximum limit. For qualified annuities, the Code’s limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.

We reserve the right to refuse any purchase payment that exceeds maximum purchase payment amounts allowed each Contract year and any purchase payment that exceeds these maximums when aggregated with previous purchase payments made to other contracts. Further, We reserve the right to refuse any purchase payment that does not meet our minimum purchase payment requirements, is not in good order, or is otherwise contrary to law for RiverSource Life to accept.

HOW TO MAKE PURCHASE PAYMENTS

Purchase payments must be paid or mailed to Us at Our service center or to an authorized agent. Purchase payments must be made in U.S. dollars and must be made in a form acceptable to Us.

Send Your check along with Your name and Contract number to:

RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

ALLOCATION OF YOUR PURCHASE PAYMENTS

The initial purchase payment will be allocated based on Your initial elections as of the Contract Date.

You tell Us how to apply Your initial purchase payment by specifying Your desired allocation (by whole percentages that add up to 100%) among the Fixed Account and the available Indexed Accounts.

Any additional purchase payments are held in the Interim Account earning daily fixed interest until the next Contract Anniversary. At that time, the funds will be allocated based on Your transfer or rebalancing instructions. If no instructions are provided, the money will be automatically transferred to the Fixed Account.

LIMITATIONS ON USE OF CONTRACT

If mandated by applicable law, including but not limited to, federal anti-money laundering laws, We may be required to reject a purchase payment. We may also be required to block an Owner’s access to Contract Values and satisfy other statutory obligations. Under these circumstances, We may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate governmental authority or court of competent jurisdiction.

RIGHT TO EXAMINE AND CANCEL

You have the right to examine and cancel the Contract without charge by returning it to Us or to Your RiverSource Life registered representative within a certain number of days, which can vary by state, but is never less than ten days after You receive Your Contract. In some states, the right to examine period may be longer. Please see the front page of Your Contract for the right to examine and cancel period that applies to Your Contract. If You cancel Your Contract during this period, We will issue a refund. Your state’s law will determine the amount You will receive.

The amount of Your refund and the length of the right to examine and cancel period may depend on if Your Contract is a replacement of another insurance or annuity contract. In certain states, for Contracts issued as a replacement, this period is 30 days.

If We are required to return the amount of Your purchase payment, RiverSource Life will be subject to the investment risk if You cancel Your Contract during this period.

For a state-by-state description of material variations of this Contract, including the right to examine and cancel period, see Appendix A.

Investment Options

Under the Contract, You can allocate Your initial Purchase Payment and Contract Value among the:

•	Fixed Account, and

•	Indexed Accounts

FIXED ACCOUNT

Amounts allocated to the Fixed Account are part of our General Account. We back the principal and interest guarantees relating to the Fixed Account. These guarantees are based on the continued claims-paying ability of RiverSource Life.

We credit interest daily on amounts You allocate to the Fixed Account at rates We determine from time to time at Our discretion. Each year, the interest rate for the Fixed Account may change See “Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees” for more information.

The interest rate will never be less than the guaranteed minimum interest rate shown under Your Contract. Your interest rate will never change more frequently than annually.

Because of exemptive and exclusionary provisions, We have not registered interests in the Fixed Account as securities under the Securities Act of 1933 nor have any of these accounts been registered as investment companies under the Investment Company Act of 1940. Accordingly, neither the Fixed Account nor any interests in the Fixed Account are subject to the provisions of these Acts.

Disclosures regarding the Fixed Account, however, are subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.

INDEXED ACCOUNTS

You may allocate the initial purchase payment and Contract Value to the Indexed Accounts, subject to the limits in the “Transfers” section. Each Indexed Account includes an Index, Crediting Method, duration, and a Buffer or a Floor. The Floor and Buffer for an Indexed Account will not change.

There are currently XX Indexed Accounts available under the Contract:

[TO BE FILED BY PRE-EFFECTIVE AMENDMENT]

We reserve the right to add, remove or substitute an Indexed Account at any time and in Our sole discretion. We will notify You in writing of any changes, or limitations, to the available Indexed Accounts.

ADDITIONAL INFORMATION ABOUT THE INDEXES

Currently, the rate of return for each Indexed Account is based on the performance of one of the following Indexes, each covering different asset classes.

S&P 500 Index. The S&P 500 Index includes 500 leading companies in leading industries of the U.S. economy, capturing 80% coverage of U.S. equities. The Index returns do not include reinvestment of dividends from underlying companies .

Russell 2000® Index. Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current Index membership. The Index returns do not include reinvestment of dividends from underlying companies.

MSCI EAFE Index. The MSCI EAFE Index is an equity index which captures large and mid-cap representation across 21 Developed Markets countries around the world, excluding the US and Canada. With 923 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country. Developed Markets countries in the MSCI EAFE Index as of the date of this prospectus include: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the UK. The Index returns do not include reinvestment of dividends from underlying companies

MSCI Emerging Markets Index. The MSCI Emerging Markets Index captures large and mid-cap representation across 26 Emerging Markets (EM) countries. With 1,194 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country. EM countries as of the date of this prospectus include: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The Index returns do not include reinvestment of dividends from underlying companies.

NASDAQ-100 Index. The Nasdaq-100 Index includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The Index reflects companies across major ind.try groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The Index returns do not include reinvestment of dividends from underlying companies.

iShares® U.S. Real Estate ETF. The iShares U.S. Real Estate ETF seeks to track the investment results of an index composed of U.S. equities in the real estate sector. It uses a representative sampling indexing strategy (a strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index) to manage the Fund. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index. The Fund may or may not hold all of the securities in the underlying Index. The Fund does not include reinvestment of dividends from underlying companies included in this Index

Valuing Your Investments

The Contract Value at any time is the sum of:

1.	the value in the Fixed Account; and

2.	the value in the Interim Account; and

3.	the value in the Indexed Account(s).

FIXED ACCOUNT VALUE

When You allocate Contract Value to the Fixed Account, Your investment in the Fixed Account is represented by a Fixed Account Value.

The value in the Fixed Account at any time will be the total of:

1.	the amount of the initial purchase payment allocated to the Fixed Account; plus

2.	any amounts transferred to the Fixed Account; plus

3.	interest credited; less

4.	any amounts transferred from the Fixed Account; less

5.	any amounts deducted from the Fixed Account for surrenders, including any applicable surrender charges.

INTERIM ACCOUNT VALUE

The value in the Interim Account at any time will be the total of:

1.	any additional purchase payments; plus

2.	interest credited; plus

3.	any amounts added to the Interim Account after a “covered life change” for a spouse who continues the Contract; less

4.	any amounts transferred from the Interim Account; less

5.	any amounts deducted from the Interim Account for surrenders, including any applicable surrender charges.

Interest on the Fixed and Interim Accounts

We credit interest to the Fixed and Interim Accounts daily. Interest rates We quote are effective annual interest rates which is the rate that results after interest has been credited and compounded daily for a full year. The interest rate will never be less than the guaranteed minimum interest rate shown under Your Contract.

Interest will begin to accrue on the date each purchase payment is applied to the Fixed and Interim Accounts and on the date any Contract Value is transferred to the Fixed Account.

INDEXED ACCOUNT(S) VALUE

The value in an Indexed Account will be the sum of the value in each Segment for that Indexed Account. A Segment is created each time an amount is allocated to an Indexed Account. Each Segment starts on the Contract Date or on a Contract Anniversary. There is not a minimum amount needed to start a Segment.

An Indexed Account may have multiple open Segments with different start dates if the duration of a Segment is more than one year. You may not request a transfer to an open Segment. Allocation to an Indexed Account will open a new Segment.

Segment Value on the Segment start date On the Segment start date the Investment Base and the Segment Value are both equal to the amount allocated to the Segment.

Segment Value after the Segment start date and before the Segment Maturity Date. After the Segment start date and before the Segment Maturity Date, the value in each Segment will be based on the Investment Base and a proxy value for a portfolio of assets that provides the Segment Value on the Segment Maturity Date.

We are not required to hold actual investments corresponding to this portfolio. The Segment Value is not based on the actual value of any underlying investments and is not directly based on the underlying Index. The Segment Value may be lower than the Investment Base, even if the corresponding Index has positive returns since the Segment Start Date. The Segment Value and the proxy value are determined solely by us on a daily basis. The proxy value may be higher or lower than the value obtained by using other methodologies.

The Segment Value is equal to the Investment Base multiplied by the lesser of A and B, where:

A = The proxy value for the portfolio of assets. It is equal to the sum of (1) the Hypothetical Value of Derivatives plus (2) the Hypothetical Value of Fixed Assets less (3) the Present Value of Annual Fees (applicable only for Segments with an Annual Fee). For information on how We determine the proxy value, including how We determine the Hypothetical Value of Derivatives, Hypothetical Value of Fixed Assets and Present Value of Annual Fees, see Appendix B.

B = For Segments with an annual lock and a declared cap, (i) multiplied by (ii), where (i) = one plus the Cap prorated for the number of Days since the last Contract Anniversary and (ii) = one plus the cumulative annual lock return. For other Segments with a declared cap, one plus the Cap prorated for the number of Days since the Segment start date. B does not apply for Segments with no declared Cap. For examples of the Segment Value calculation, see Appendix C.

Segment value on the Segment Maturity Date. The value in each Segment on the Segment Maturity Date equals the Investment Base multiplied by the Segment rate of return, unless You previously requested an elective lock for that Segment.

Segments only mature on Contract Anniversaries. Unless an elective lock was applied, the Segment maturity will be a certain number of years from the Segment start date, where the number of years is the duration of the Indexed Account. If the Segment Maturity Date is a weekend, holiday, or other non-Business Day, maturity processing will be delayed until the next Business Day; however, the Segment Maturity Date will not change.

CREDITING METHODS

Each Indexed Account will have a Crediting Method that is used to calculate the Segment rate of return on the Segment Maturity Date. The Crediting Methods We offer may include the following elements:

•	Upside Participation Rate;

•	Cap;

•	Either Floor or Buffer; and

•	Annual fee.

Additional information about each of these elements is provided below.

Upside Participation Rate. The Upside Participation Rate is a specified percentage applied to the Index performance that We use to calculate the Segment rate of return. It applies only to positive Index performance. The Upside Participation Rate will be 100% or greater.

Cap. The Cap is the maximum rate of return for a Segment. The Cap for our currently offered Indexed Accounts will never be less than the minimum Cap shown under Your Contract. Certain Segments may have no declared Cap so there is not a limit on the rate of return for those Segments.

Floor. The Floor is a protection option that places a limit or floor on the negative Index rate of return (if any) for certain Crediting Methods.

Buffer. The Buffer is a protection option that reduces the negative Index rate of return (if any) for certain Crediting Methods.

Annual Fee. The Annual Fee is a declared fee applicable for each year of a Segment for certain Crediting Methods. The Annual Fee for our currently offered Indexed Accounts will never be greater than the maximum Annual Fee shown under Your Contract.

The Crediting Method of an Indexed Account determines the rate of return for the Segment as described below. All Crediting Methods may not be available at all times.

Point-to-Point with a Floor

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment.

If the Index rate of return is negative, the rate of return for the Segment will be the greater of the following:

1.	the Floor for the Segment; or

2.	the Index rate of return.

EXAMPLE:

This hypothetical example assumes:

•	Floor = 10%

•	Cap = 9%

•	Upside Participation rate = 100%

•	Index Value on the Segment Start Date = 1000

•	Investment base = $100,000

Scenario	Index Value on Segment Maturity Date	Index Rate of Return	Segment Rate of Return	Segment Value on Segment Maturity Date
1	1200	(1200/1000) -1 = 20.00%	9.00%	$109,000
2	1035	(1035/1000) - 1 = 3.50%	3.50%	$103,500
3	950	(950/1000) - 1 = -5.00%	-5.00%	$95,000
4	850	(850/1000) - 1 = -15.00%	-10.00%	$90,000

Scenario 1: the cap limits the positive index rate of return.

Scenario 4: the floor limits the negative index rate of return.

Point-to-Point with a Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment.

If the Index rate of return is negative and between zero and the Buffer, the rate of return for the Segment will equal zero.

If the Index rate of return is negative and is more negative than the Buffer, the rate of return for the Segment will equal the Index rate of return plus the absolute value of the Buffer.

EXAMPLE:

This hypothetical example assumes:

•	Buffer = 10%

•	Cap = 9%

•	Upside Participation rate = 250%

•	Index Value on the Segment Start Date = 1000

•	Investment base = $100,000

Scenario	Index Value on Segment Maturity Date	Index Rate of Return	Segment Rate of Return	Segment Value on Segment Maturity Date
1	1200	(1200/1000) - 1 = 20.00%	9.00%	$109,000
2	1035	(1035/1000) - 1 = 3.50%	8.75%	$108,750
3	950	(950/1000) - 1 = -5.00%	0.00%	$100,000
4	850	(850/1000) - 1 = -15.00%	-5.00%	$95,000

Scenario 1: the Cap limits the positive Index rate of return after the 250% upside participation rate is applied.

Scenario 2: the Segment rate of return is 250% of the positive Index rate of return.

Scenario 3: the Buffer eliminates the negative Index rate of return.

Scenario 4: the Buffer reduces the negative Index rate of return.

Point-to-Point with an Annual Fee and Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

The “total fee” equals the Annual Fee multiplied by the number of years in the Segment.

If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap for the Segment minus the “total fee”; or

2.	the Index Rate of Return multiplied by the Upside Participation Rate for the Segment minus the “total fee”.

If the Segment does not have a Cap, number 1 above does not apply.

If the Index rate of return is negative and between zero and the Buffer, the rate of return for the Segment will equal zero minus the “total fee”.

If the Index rate of return is negative and is more negative than the Buffer, the rate of return for the Segment will equal the Index rate of return, plus the absolute value of the Buffer, minus the “total fee”.

The Upside Participation Rate for this Crediting Method is 100% and will not change.

EXAMPLE:

This hypothetical example assumes:

•	Duration = 3 years

•	Buffer = -10%

•	Cap = No Cap

•	Annual fee = 0.80%

•	Index Value on the Segment Start Date = 1000

•	Investment Base = $100,000

Scenario	Index Value on Segment Maturity Date	Index Rate of Return	Segment Rate of Return	Segment Value on Segment Maturity Date
1	1200	(1200/1000) - 1 = 20.00%	17.60%	$117,600
2	1020	(1020/1000) - 1 = 2.00%	-0.40%	$99,600
3	950	(950/1000) - 1 = -5.00%	-2.40%	$97,600
4	850	(850/1000) - 1 = -15.00%	-7.40%	$92,600

Scenario 1 and 2: the positive Index rate of return is reduced by the total fee of 2.40% (i.e. annual fee of 0.80% for three years)

Scenario 3: the Buffer eliminates the negative Index rate of return and then the total fee is deducted.

Scenario 4: the Buffer reduces the negative Index rate of return and then the total fee is deducted.

Annual Lock with a Buffer

On each Contract Anniversary during the Segment and on the Segment Maturity Date, the Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on that Contract Anniversary

B = the Index Value on the prior Contract Anniversary (use the Index Value on the Contract Date for the first Contract Year)

If the Index rate of return is positive or zero, the annual lock return for the year will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return.

If the Index rate of return is negative and between zero and the Buffer, the annual lock return for the year is zero.

If the Index rate of return is negative and is more negative than the Buffer, the annual lock return for the year will equal the Index rate of return plus the absolute value of the Buffer.

The rate of return for the Segment is a cumulative rate based on the annual lock return for each year of the Segment.

The Upside Participation Rate for this Crediting Method is 100% and will not change.

EXAMPLE:

This hypothetical example assumes:

•	Duration = 6 years

•	Buffer = -10%

•	Cap = 13%

•	Index Value on the Segment Start Date = 1000

•	Investment Base = $100,000

Year	Index Value on Prior Anniversary	Index Value on Current Anniversary	Index Rate of Return	Annual Lock Return	Annual Lock Value
1	1000.00	1200.00	(1200.00/1000.00) - 1 = 20.00%	13.00%	$113,000.00
2	1200.00	1260.00	(1260.00/1200.00) - 1 = 5.00%	5.00%	$118,650.00
3	1260.00	1197.00	(1197.00/1260.00) - 1 = -5.00%	0.00%	$118,650.00
4	1197.00	957.60	(957.60/1197.00) - 1 = -20.00%	-10.00%	$106,785.00
5	957.60	1072.51	(1072.51/957.60) - 1 = 12.00%	12.00%	$119,598.98
6	1072.51	1147.59	(1147.59/1072.51) - 1 = 7.00%	7.00%	$127,971.38

Year 1: the Cap limits the positive Index rate of return

Year 3: the Buffer eliminates the negative Index rate of return

Year 4: the Buffer reduces the negative Index rate of return

Segment Rate of Return = (1 + 13.00%) x (1 + 5.00%) x (1 + 0.00%) x (1 + -10.00%) x (1 + 12.00%) x (1 + 7.00%) - 1 = 27.97%

Segment Value on Segment Maturity Date = Investment Base x Segment Rate of Return = $127,971.38

The Annual Lock return is calculated on each Contract Anniversary during the Segment, subject to the Cap or Buffer. The Annual Lock value is calculated on each Contract Anniversary based on the Annual Lock returns to date. This value is different than the Contract Value for the Segment and is not available for surrender.

Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees

On each Contract Anniversary We declare renewal:

1.	interest rates for the Fixed and Interim Accounts; and

2.	Caps, Upside Participation Rates and Annual Fees for each Indexed Account if applicable.

Caps, Upside Participation Rates and Annual Fees for each Segment are guaranteed until the Segment Maturity Date.

The renewal interest rates, Caps, Upside Participation Rates and Annual Fees are determined by Us and at Our discretion. They may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, product design, competition, Our revenues and expenses, cost of hedging, and the interest rates, Caps, Upside Participation Rates and Annual Fees currently in effect for new and existing annuity contracts issued by Us. We will send You a written notification with renewal interest rates, Caps, Upside Participation Rates and Annual Fees 14 days before each Contract Anniversary.

The interest rates for the Fixed and Interim Accounts will not be less than the Guaranteed Minimum Interest Rate(s). Caps and Upside Participation Rates will not be less than the Minimum Caps and Minimum Upside Participation Rates, respectively, and Annual Fees will not exceed the Maximum Annual Fees.

Transfers

You may request a transfer once each Contract Year during the 30 day transfer window that ends on the Contract Anniversary. You may transfer any Contract Value in the Fixed Account, Interim Account, and any Segments that mature on the next Contract Anniversary to the Fixed Account and any available Indexed Accounts. You may not request a transfer to the Interim Account. We reserve the right to limit the percentage of Contract Value in the Fixed Account and to prohibit or limit transfers to the Fixed Account at any time in Our sole discretion on a non-discriminatory basis with notification.

Transfers requested during the transfer window will be effective as of the next Contract Anniversary. If the last day of the transfer window is not a Business Day, the transfer instructions must be completed by the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier) on the prior Business Day. You may request a transfer by Written Request or other method agreed to by Us.

We reserve the right to prohibit or limit any transfers to an Indexed Account that would have a Segment Maturity Date after the Annuitization Start Date.

We also reserve the right to limit in Our sole discretion how the Contract Value can be allocated among the Fixed and available Indexed Accounts.

On the Contract Anniversary

1.	The Contract Value will be transferred according to instructions received during the transfer window as described above.

2.

If no transfer instructions are received and You have elected automatic rebalancing, We will make automatic transfers using Your current election instructions and according to any procedures that are currently in effect. You may change Your election instructions at any time.

3.	If 1 and 2 do not apply the following will automatically occur:

a.	any Contract Value in the Interim Account will be transferred to the Fixed Account and

b.

any Contract Value in a Segment that is maturing will renew into a new Segment for the same Indexed Account. If the Indexed Account is no longer available, the Contract Value in that Segment will automatically transfer to an allocation option We declare, unless otherwise directed by You.

Automatic rebalancing

If You are only invested in the Fixed Account and/or 1-Year Indexed Accounts, You have the option to elect to have automatic rebalancing for Your Contract. You can elect this option any time by sending Us a Written Request or by other method agreed to by Us. If automatic rebalancing is elected, on each Contract Anniversary We will reallocate Your Contract Value between all Fixed and 1-Year Indexed Accounts according to Your current election instructions for the Contract. Balances in the Interim Account will be reallocated to the Fixed and Indexed Accounts according to Your current election instructions; however, no balances will be moved into the Interim Account since the Interim Account cannot be part of Your current election instructions.

If You request a transfer between accounts, automatic rebalancing will be cancelled and will not occur on the Contract Anniversary. You can re-enroll in automatic rebalancing after the Contract Anniversary.

If a Contract currently has multi-year Segments open, You must wait for them all to mature, transfer all the money out of the multi-year accounts, and then You can request to turn on automatic rebalancing to be effective on the following Contract Anniversary.

Automatic rebalancing will turn off upon any ownership change, including spousal continuation and inherited IRA set up after death. The new owner would need to request the feature to be turned on and provide updated election instructions at that time.

We reserve the right to cancel automatic rebalancing at any time, for any reason.

Elective Lock Description

At any time during a Segment, You may contact Us or Your financial advisor to request, an elective lock of the Segment Value as of the Business Day We receive Your request. Each Segment can have an elective lock and You can elect to lock different Segments on different days.

After the elective lock, the Segment Value will not change for the remainder of the Segment, unless a surrender is taken from the Segment. The Segment Maturity Date will be changed to the next Contract Anniversary date if the original Segment Maturity Date was a later Contract Anniversary date. No Segment rate of return is calculated and applied on the Segment Maturity Date as described in the “Segment Value on the Segment Maturity Date” provision above.

Surrenders

You may surrender all or part of Your Contract Value at any time before the Annuitization Start Date by sending Us a Written Request or by other method agreed to by Us. Federal and state income taxes may apply to distributions from the Contract and a 10% penalty tax may apply if the distribution occurs before Your age 59 1/2. See “Taxes.”

Partial surrenders and full surrenders may be subject to surrender charges. Certain surrenders are not subject to surrender charges. See “Surrender Charge” below.

Your surrender will normally be paid to You within seven Days of the receipt of Your Written Request and the return of this Contract, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, the delay will be made in accordance with the requirements of the state in which the Contract is issued for delivery.

For a partial surrender, unless You request otherwise, the surrender will be deducted from the Interim Account first. If needed, any remaining amount will be deducted from the Fixed Account and then pro-rata from all Indexed Accounts. You may specify the partial surrender is to be deducted from the Fixed and/or a specific Indexed Account(s). If an Indexed Account has multiple open Segments, the specified surrender will be deducted pro-rata from all open Segments for that Indexed Account. If You die following a surrender request, payment will be made to Your estate. Any amount surrendered is irrevocable. Upon surrender for the Surrender Value, this Contract will terminate.

The full Surrender Value at any time will be the Contract Value immediately prior to the surrender less any surrender charge.

For a partial surrender, the amount paid to You will equal the amount withdrawn from the Contract Value, less any surrender charge.

Any partial surrender You take under the Contract will reduce Your Contract Value. As a result, the value of Your death benefit will also be reduced.

In addition, surrenders You are required to take to satisfy the RMDs under the Code may reduce the value of Your death benefit (see “Taxes — Qualified Annuities — Required Minimum Distributions”).

For each Segment that is reduced by a partial surrender, the Investment Base for that Segment will be reduced by:

a x b where: c

a	=	the amount of the partial surrender deducted from the Segment

b	=	the Investment Base for the Segment on the date of (but prior to) the surrender

c	=	the value in the Segment on the date of (but prior to) the surrender

Receiving Payment

By regular or express mail

•	payable to You;

•	mailed to address of record.

NOTE: We will charge You a fee if You request express mail delivery.

By wire or other form of electronic payment

•	request that payment be wired to Your bank;

•	pre-authorization required.

We may choose to permit You to have checks issued and delivered to an alternate payee or to an address other than Your address of record. We may also choose to allow You to direct wires or other electronic payments to accounts owned by a third-party. We may have additional Good Order requirements that must be met prior to processing requests to make any payments to a party other than the Owner or to an address other than the address of record. These requirements will be designed to ensure Owner instructions are genuine and to prevent fraud.

Normally, We will send the payment within seven days after receiving Your request in Good Order. However, We may postpone the payment if:

•	the NYSE is closed, except for normal holiday and weekend closings;

•	trading on the NYSE is restricted, according to SEC rules;

•	an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or

•	the SEC permits Us to delay payment for the protection of security holders.

We may also postpone payment of the amount attributable to a purchase payment as part of the total surrender amount until cleared from the originating financial institution.

Surrender Charge

If You surrender all or part of Your Contract Value during the surrender charge period, We may deduct a surrender charge. The surrender charge percentages that apply to You are shown under Your Contract.

If You are buying a new Contract as an inherited IRA, please consider carefully Your surrender charge selection. Surrender charges for an inherited IRA are only waived for life time Required Minimum Distribution (RMD) amounts, not for a 5 year distribution.

You may surrender an amount during any Contract Year without a surrender charge. We call this amount the total free amount.

The total free amount calculation is described below and is recalculated on each Contract Anniversary during the surrender charge period. Any unused portion does not carry over to future Contract Years.

During the first Contract Year the total free amount is the greater of:

a.	Contract earnings, or

b.	10% of all purchase payments applied prior to Your surrender request, less any amounts surrendered prior to Your surrender request that represent the total free amount.

Contract earnings are defined as Contract Value, less purchase payments not previously surrendered, but not less than zero.

After the first Contract Year, the total free amount is the greater of:

a.	Contract earnings, or

b.	10% of Your prior Contract Anniversary Contract Value, less any prior surrenders taken in the current Contract Year.

Amounts surrendered in excess of the total free amount may be subject to a surrender charge as described below.

The surrender charge amount is determined by multiplying purchase payments surrendered subject to a surrender charge by the applicable surrender charge percentage.

The amount of purchase payments surrendered is calculated using a prorated formula based on the percentage of Contract Value being surrendered. As a result, the amount of purchase payments surrendered may be greater than the amount of Contract Value surrendered.

For example, see Appendix D.

Partial surrenders:

For a partial surrender, We will determine the amount of Contract Value that needs to be surrendered, which after any surrender charge, will equal the amount You request.

For an example, see Appendix D.

Surrender charge under annuity payment plans allowing surrenders of the present value of remaining guaranteed payments:

If You elect an annuity payment plan and the plan We make available provides a liquidity feature permitting You to surrender any portion of the underlying value of remaining guaranteed payments, a surrender charge may apply.

A surrender charge will be assessed against the present value of any remaining guaranteed payments surrendered. The discount rate We use in determining present values varies based on: (1) the Contract Value originally applied to the annuitization; (2) the remaining years of guaranteed payments; (3) the annual effective interest rate and the periodic payment amount for new immediate annuities of the same duration as the remaining years of guaranteed payments; and (4) the interest spread (currently 1.50%). If We do not currently offer immediate annuities, we will use rates and values applicable to new annuitizations to determine the discount rate.

Once the discount rate is applied and We have determined the present value of the remaining guaranteed payments You are surrendering, the present value determined will be multiplied by the surrender charge percentage in the table below and deducted from the present value to determine the net present value You will receive.

Number of Completed Years Since Annuitization	Surrender charge percentage
0	Not applicable*

1	5%

2	4

3	3

4	2

5	1

6 and thereafter	0

*	We do not permit surrenders in the first year after annuitization.

Surrender charges are intended to compensate Us for expenses incurred in connection with the promotion, sale, and distribution of the Contracts. We intend to use revenue generated from surrender charges for any legitimate corporate purpose.

Waiver of Surrender Charges

We do not assess surrender charges for:

•	surrenders that represent the total free amount for that year; or

•	death benefit payments made in the event of Your death; or

•	after Your spouse has elected to continue the Contract; or

•	amounts applied to an Annuity Payment plan; or

•

for Tax Qualified Contracts other than Inherited IRAs, amounts surrendered to meet applicable required minimum distributions under the Code to the extent they exceed surrenders that represent total free amounts (amounts surrendered under this waiver provision are limited to applicable required minimum distributions for this Contract only and to one time per Contract Year unless We agree otherwise). For Inherited IRAs, this waiver provision only applies to lifetime required minimum distributions (and not a 5-year distribution); or

•

surrenders made as a result of one of the “Contingent events” described below to the extent permitted by state law-exercise of the Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision described below.

Termination of the Contract will not affect any waiver of the surrender charge while the Contract was in force. Surrender proceeds will not be disbursed until We notify You of any denial of Your request for waiver of surrender charges and give You the opportunity to accept or reject surrender proceeds.

Contingent events

•

Surrenders You make if You are confined to a hospital or nursing home and have been for the prior 60 days or confinement began within 30 days following a prior 60-day confinement period. Such confinement must begin after the Contract Date. Your Contract will include this provision when You are under age 76 at Contract issue. You must provide us with a letter containing proof satisfactory to Us of the confinement as of the date You request the surrender. We must receive Your surrender request no later than 91 days after Your release from the hospital or nursing home. The amount surrendered must be paid directly to You.

•

Surrenders You make if You are diagnosed in the second or later Contract Years with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis. You must provide Us with a licensed physician’s statement containing the terminal illness diagnosis, the expected date of death and the date the terminal illness was initially diagnosed. The amount surrendered must be paid directly to You.

How to Request a Transfer or Surrender

You can request a transfer or surrender by Written Request or any other method agreed upon by Us.

Minimum amount
Surrenders:	$250	*
Maximum amount
Surrenders:	Contract Value

*	The Contract Value after a partial surrender must be at least $500.

By automated partial surrenders

Your financial advisor can help You set up automated partial surrenders. You can start or stop this service by Written Request or other method acceptable to Us. You must allow 30 days for Us to change any instructions that are currently in place.

•	Automated partial surrenders may result in income taxes and penalties on all or part of the amount surrendered.

•

The balance in any account from which You make an automated partial surrender must be sufficient to satisfy Your instructions. If not, We will suspend your entire automated arrangement until the balance is adequate.

Minimum Amount: $50

Maximum Amount: None

By telephone

Please work with your financial advisor or call our corporate office at 1-800-862-7919 to request a surrender.

Minimum amount
Surrenders:	$250
Maximum amount
Surrenders:	$100,000

We answer telephone requests promptly, but You may experience delays when the call volume is unusually high.

We will honor any telephone transfer or surrender requests that We believe are authentic and We will use reasonable procedures to confirm that they are. This includes asking identifying questions and recording calls. As long as We follow the procedures, We (and Our affiliates) will not be liable for any loss resulting from fraudulent requests.

You may request that telephone transfers or surrenders not be authorized from Your account by writing to Us. Transfers requested during the transfer window will be effective as of the next Contract Anniversary.

Death Benefit

We will pay the death benefit to Your beneficiary upon Your death if You die before the Annuitization Start Date with the Contract Value greater than zero. If a Contract has more than one person as the Owner, We will pay benefits upon the first to die of any Owner.

If You are age XX or younger on the date We issue the Contract or the date of the most recent covered life change, We will pay the beneficiary the greater of:

1.	the Contract Value; or

2.	the Return of Purchase Payment (ROPP) Value.

If You are age XX older on the date We issue the Contract or the date of the most recent covered life change, We will pay the beneficiary the Contract Value.

Here are some terms that are used to describe the death benefit:

Covered Life Change: is either continuation of the Contract by a spouse under the spousal continuation provision, or an ownership change where any Owner after the ownership change was not an Owner prior to the change.

ROPP Value: is the total purchase payments on the Contract Date.

Adjustments are made to the ROPP value in the following circumstances:

1.  Additional purchase payments will be added to the ROPP value.

2.  Partial surrenders will result in adjustments for partial surrenders subtracted from the ROPP value.

3.  After a covered life change for a spouse who continues the Contract, the ROPP value is reset to the Contract Value on the date of continuation after any increases to the Contract Value due to the death benefit that would otherwise have been paid.

4.  After a covered life change other than for a spouse who continues the Contract: if the prior Owner was eligible for the ROPP, the ROPP value is reset on the Business Day We receive Your Written Request for the covered life change to the lesser of A or B where:

A    =    the  Contract Value on that date, and

B    =    the  ROPP value on that date (but prior to the reset).

If the prior Owner was not eligible for the ROPP, the ROPP value is set on the Business Day We receive Your Written Request for the “covered life change” as the Contract Value on that date.

Adjustments for Partial Surrenders: Adjustments for partial surrenders are calculated for each partial surrender using the following formula:

a x b where:

c

a  =      the amount Your Contract Value is reduced by the partial surrender

b   =      the ROPP value on the date of (but prior to) the partial surrender

c  =      the Contract Value on the date of (but prior to) the partial surrender

Example — ROPP death benefit

Assumptions:

•	You purchase the Contract with a payment of $100,000; and

•	During the second Contract year the Contract Value falls to $85,000 and You take a $5,000 (including surrender charge) partial surrender; and

•	During the third Contract Year the Contract Value grows to $88,000.

We calculate the ROPP as follows:

Contract Value at death:	$88,000.00
Purchase payments minus adjusted partial surrenders:
Total purchase payments:	$100,000.00
minus adjusted partial surrenders, calculated as:
5,000 x 100,000/85,000 =	–5,882.35
for a ROPP death benefit of:	$94,117.65
The Death Benefit is greater of Contract Value and ROPP:	$94,117.65

Death Benefit If You Die Before the Annuitization Start Date

When paying the beneficiary, We will process the death claim on the Business Day Our death claim requirements are fulfilled. We will determine the Contract Value on that Business Day using the method described in “Valuing Your Investments.” We will pay interest, if any, at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

When paying multiple beneficiaries, We will process the death claim of each beneficiary on the Business Day when the beneficiary fulfills all death claim requirements. We will determine the beneficiary’s share of the death benefit on that Business Day using the method described in “Valuing Your Investments.” The remaining Contract Value remains invested as was specified at time of death. We will pay interest, if any, at a rate no less than required by law. We will mail payment to a beneficiary within seven days after Our death claim requirements are fulfilled.

Nonqualified annuities

If Your spouse is sole beneficiary and You die before the Annuitization Start Date, Your spouse may keep the Contract as Owner with the Contract Value equal to the death benefit that would otherwise have been paid. To do this Your spouse must, on the date Our death claim requirements are fulfilled, give Us written instructions to continue the Contract as Owner.

If Your beneficiary is not Your spouse, or Your spouse does not elect spousal continuation, We will pay the beneficiary a single sum unless You give Us other written instructions. Generally, We must fully distribute the death benefit within five years of Your death. However, the beneficiary may receive payments under any annuity payment plan available under this Contract if:

•	the beneficiary elects in writing, and payments begin, no later than one year after Your death, or other date as permitted by the IRS; and

•	the payment period does not extend beyond the beneficiary’s life or life expectancy.

Qualified annuities

Spouse beneficiary: If You have not elected an annuity payment plan, and if Your spouse is the sole beneficiary, Your spouse may either elect to treat the Contract as his/her own, so long as he or she is eligible to do so, or elect an annuity payment plan or another plan agreed to by Us. If Your spouse elects a payment option, the payments must begin no later than the year in which You would have reached age 70 1⁄2. If You attained age 70 1⁄2 at the time of death, payments must begin no later than Dec. 31 of the year following the year of Your death.

Your spouse may elect to assume ownership of the Contract with the Contract Value equal to the death benefit that would otherwise have been paid. To do this Your spouse must, on the date our death claim requirements are fulfilled, give Us written instructions to continue the Contract as Owner.

If You purchased this Contract as an inherited IRA and Your spouse is the sole beneficiary, he or she can elect to continue this Contract as an inherited IRA. Your spouse must follow the schedule of minimum surrenders established based on Your life expectancy.

If You purchased this Contract as an inherited IRA and Your spouse is not the sole beneficiary, he or she can elect an alternative payment plan for his or her share of the death benefit. No additional purchase payments will be accepted. The death benefit payable on the death of the spouse beneficiary is the Contract Value.

Non-spouse beneficiary: If You have not elected an annuity payment plan, and if death occurs prior to the year You would have attained age 70 1⁄2, the beneficiary may elect to receive payments from the Contract over a five year period. If Your beneficiary does not elect a five year payment or if Your death occurs after attaining age 70 1⁄2, We will pay the beneficiary in a single sum unless the beneficiary elects to receive payments under any payment plan available under this Contract if:

•	the beneficiary elects in writing, and payments begin, no later than one year following the year of Your death; and

•	the payment period does not extend beyond the beneficiary’s life or life expectancy.

No additional purchase payments will be accepted. The death benefit payable on the death of the non-spouse beneficiary is the Contract Value.

In the event of Your beneficiary’s death, their beneficiary can elect to take a lump sum payment or to continue the alternative payment plan following the schedule of minimum withdrawals established based on the life expectancy of Your beneficiary.

Annuity payment plan: If You elect an annuity payment plan which guarantees payments to a beneficiary after death, the payments to Your beneficiary will continue pursuant to the annuity payment plan You elect.

Any amounts payable or applied by Us as described in this section will be paid upon Our receipt of due proof of death. This includes all documents needed to complete a beneficiary’s claim including:

1.	information sufficient to determine Our liability and the appropriate payee legally entitled to the proceeds; and

2.	if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

The death benefit proceeds for each beneficiary will be payable in a lump sum on the date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death. In any event, the entire death benefit will be distributed within five years of the date of death except where spousal continuation of the Contract is elected or a beneficiary elects an annuity payment plan.

In lieu of a lump sum, payments may be made under an annuity payment plan, provided:

1.	the beneficiary elects the plan at the time We receive due proof of death; and

2.	the plan provides payments over a period which does not exceed the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary; and

3.	payments begin no later than one year after the date of death.

If the beneficiary elects an annuity payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

Death Benefit if You Die After the Annuitization Start Date

If You die after the Annuitization Start Date, the amount payable, if any, will depend on the annuity payment plan then in effect.

Death of the Owner. If the Owner is the Annuitant and dies after the Annuitization Start Date, payments cease for lifetime only payment plans. Payments continue to the Owner’s beneficiaries for the remainder of any guaranteed period or for the lifetime of a surviving joint Annuitant, if any.

If the Owner is not the Annuitant and dies after the Annuitization Start Date, payments continue to the surviving Owner, if any, or the beneficiaries according to the payment plan in effect.

Death of the Annuitant or of a beneficiary receiving payments under an annuity payment plan: If the Owner is not the Annuitant and the Annuitant dies after the Annuitization Start Date, payments cease for lifetime payment plans. Payments continue to the Owner for the remainder of any guarantee period or for the lifetime of a surviving joint Annuitant, if any.

If a beneficiary elects an annuity payment plan as provided under the payment options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the change of beneficiary provision for the remainder of any guarantee period.

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

Abandoned Property Requirements

Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of one to five years from either 1) the Contract’s Annuitization Start Date (the latest day on which income payments may begin under the Contract) or 2) the date the death benefit is due and payable. If a Contract reaches the Annuitization Start Date or We determine a death benefit is payable, We will use our best efforts to locate You or designated beneficiaries. If We are unable to locate You or a beneficiary, proceeds will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or You last resided, as shown in Our books and records, or to Our state of domicile. Generally, this surrender of property to the state is commonly referred to as “escheatment”. To avoid escheatment and ensure an effective process for Your beneficiaries, it is important that Your personal address and beneficiary designations are up to date, including complete names, date of birth, current addresses and phone numbers, and taxpayer identification numbers for each beneficiary. Updates to Your address or beneficiary designations should be sent to Our Service Center.

Escheatment may also be required by law if a known beneficiary fails to demand or present an instrument or document to claim the death benefit in a timely manner, creating a presumption of abandonment. If Your beneficiary steps forward (with the proper documentation) to claim escheated annuity proceeds, the state is obligated to pay any such proceeds it is holding.

For nonqualified annuities, non-spousal death benefits are generally required to be distributed and taxed within five years from the date of death of the Owner (Annuitant for non-natural Owners) or the unclaimed death benefits will be presumed abandoned and subject to escheatment.

Annuity Payment Period

As Owner of the Contract, You have the right to decide how and to whom annuity payments will be made starting on the Annuitization Start Date. You may select one of the annuity payment plans outlined below, or We may mutually agree on other payment arrangements. We do not deduct surrender charges upon annuitization but surrender charges may be applied when electing to exercise liquidity features We may make available under certain annuity payment options.

Annuity Payments

Annuity Payments will start on the scheduled Annuitization Start Date. You can change this date as explained in the “Change of Annuitization Start Date” below. If You want to start Annuity Payments before the scheduled Annuitization Start Date, You can request Annuity Payments to start at any time with 30 Days notice.

The amount applied to an Annuity Payment plan will be the Contract Value on Your Annuitization Start date (less any applicable premium tax). See “Premium Taxes” below. Additionally, We currently allow You to use part of the amount available to purchase payments, leaving any remaining Contract Value to accumulate on a tax-deferred basis. Special rules apply for partial annuitization of Your annuity Contract, see “Taxes – Nonqualifed Annuities – Annuity payments” and “Taxes –Qualified Annuities – Annuity payments.”

Annuity Payments are fixed and do not participate in the performance of any external Indexes.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant’s (and any Joint Annuitant’s) age and that the Annuitant is alive. We may also require that You exchange this Contract for a supplemental Contract which provides the Annuity Payments.

Annuity payments begin on the Annuitization Start Date.

Change of Annuitization Start Date

The scheduled Annuitization Start Date is the later of:

1.	the Contract Anniversary on or after Your 95th birthday, or

2.	the 10th Contract Anniversary.

You may change this date to any Contract Anniversary date by Written Request or other method agreed to by Us. The new date cannot be later than the scheduled Annuitization Start Date, unless We agree otherwise.

Annuity Tables

The annuity table in Your Contract shows the amount of the monthly payment for each $1,000 of Contract Value according to the Annuitant’s age and, when applicable, the Annuitant’s gender. (Where required by law, We will use a unisex table of annuity payment

The table shows the minimum amount of each fixed payment. We declare current payment rates that We use in determining the actual amount of Your fixed annuity payment. The current payment rates will equal or exceed the guaranteed payment rates shown in the table. We will furnish these rates to You upon request.

Annuity Payment Plans

Annuity Payments must be made on a fixed dollar basis. You can schedule receipt of Annuity Payments according to one of the Plans A through D or another plan agreed to by Us. You may choose any one of these annuity payment plans by giving Us written instructions at least 30 days before the Annuitization Start Date:

Plan A: Life Income Non-Refund: We make monthly payments until the Annuitant’s death. Payments end with the last payment before the Annuitant’s death. We will not make any further payments. This means that if the Annuitant dies after We made only one monthly payment, We will not make any more payments.

Plan B: Life Income with Guaranteed Period: We make monthly payments for a guaranteed payment period of five, ten, or 15 years that You elect. This election will determine the length of the payment period in the event if the Annuitant dies before the elected period expires. We calculate the guaranteed payment period from the Annuitization Start Date. If the Annuitant outlives the elected guaranteed payment period, We will continue to make payments until the Annuitant’s death.

Plan C: Life Income with Installment Refund: We make monthly payments until the Annuitant’s death, with Our guarantee that payments will continue for some period of time. We will make payments for at least the number of months determined by dividing the amount applied under this option by the first monthly payment, whether or not the Annuitant is living.

Plan D: Joint and Survivor Life Income Non-Refund: We make monthly payments while both the Annuitant and a joint Annuitant are living. If either Annuitant dies, we will continue to make monthly payments at the full amount until the death of the surviving Annuitant. Payments end with the death of the second Annuitant.

For Plan A, if the Annuitant dies before the initial payment, no payments will be made. For Plan B, if the Annuitant dies before the initial payment, the payments will continue for the guaranteed payment period. For Plan C, if the Annuitant dies before the initial payment, the payments will continue for the installment refund period. For Plan D, if both Annuitants die before the initial payment, no payments will be made; however, if one Annuitant dies before the initial payment, the payments will continue until the death of the surviving Annuitant.

In addition to the annuity payment plans described above, We may offer additional payment plans. These plans may include cash refund features providing a guarantee of receiving at least a return of the annuitization amount (less any annuity payments made and any premium tax paid) in the event of the Annuitant’s death, term certain installment plans with varying durations, and liquidity features allowing access under certain circumstances to a surrender of the underlying value of remaining payments. Terms and conditions of annuity payment plans will be disclosed at the time of election, including any associated fees or charges. It is important to remember that the election and use of liquidity features may either reduce the amount of future payments You would otherwise receive or result in payments ceasing.

Utilizing a liquidity feature to surrender the underlying value of remaining payments may result in the assessment of a surrender charge (See “Charges — Surrender charge”) or a 10% IRS penalty tax. (See “Taxes.”).

Annuity payment plan requirements for qualified annuities: If Your Contract is a qualified annuity, You have the responsibility for electing a payment plan under Your Contract that complies with applicable law. Your Contract describes Your payment plan options. The options will meet certain IRS regulations governing RMDs if the payment plan meets the incidental distribution benefit requirements, if any, and the payments are made:

•	in equal or substantially equal payments over a period not longer than Your life expectancy or over the joint life expectancy of You and Your designated beneficiary; or

•	over a period certain not longer than Your life expectancy or over the life expectancy of You and Your designated beneficiary.

You must select a payment plan as of the Annuitization Start Date set forth in Your Contract.

If We do not receive instructions: You must give Us written instructions for the annuity payments at least 30 days before the Annuitization Start Date. If You do not, We will make payments under Plan B, with 120 monthly payments guaranteed.

If monthly payments would be less than $20: We will calculate the amount of monthly payments at the time amounts are applied to a payment plan. If the calculations show that monthly payments would be less than $20, We have the right to pay the amount that would otherwise have been applied to a plan to the Owner in a lump sum or to change the frequency of the payment.

Death after annuity payments begin: If You die after annuity payments begin, We will pay any amount payable to the beneficiary as provided in the annuity payment plan in effect.

Premium Taxes

Certain state and local governments impose premium taxes on Us (up to 3.5%). These taxes depend upon Your state of residence or the state in which the Contract was issued. Currently, We deduct any applicable premium tax when annuity payments begin, but We reserve the right to deduct this tax at other times such as when You make purchase payments or when You make a full surrender from Your Contract.

Taxes

Under current law, Your Contract has a tax-deferral feature. Generally, this means You do not pay income tax until there is a taxable distribution (or deemed distribution) from the Contract. We will send a tax information reporting form for any year in which We made a taxable or reportable distribution according to our records.

Nonqualified Annuities

Generally, only the increase in the value of a non-qualified annuity Contract over the investment in the Contract is taxable. Certain exceptions apply. Federal tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same Owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.

Annuity payments: Generally, unlike surrenders described below, the income taxation of annuity payments is subject to exclusion ratios. In other words, in most cases, a portion of each payment will be ordinary income and subject to tax, and a portion of each payment will be considered a return of part of Your investment in the Contract and will not be taxed. All amounts You receive after Your investment in the Contract is fully recovered will be subject to tax. Under Annuity Payment Plan A: Life annuity — no refund, where the Annuitant dies before Your investment in the Contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the Owner for the last taxable year. Under all other annuity payout plans, where the annuity payments end before Your investment in the Contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payments end. (See “The Annuity Payment Period — Annuity Payment Plans.”)

Beginning in 2011, federal tax law permits taxpayers to annuitize a portion of their nonqualified annuity while leaving the remaining balance to continue to grow tax-deferred. Under the partial annuitization rules, the portion annuitized must be received as an annuity for a period of 10 years or more, or for the lives of one or more individuals. If this requirement is met, the annuitized portion and the tax-deferred balance will generally be treated as two separate contracts for income tax purposes only. If a Contract is partially annuitized, the investment in the Contract is allocated between the deferred and the annuitized portions on a pro rata basis.

Surrenders: Generally, if You surrender all or part of Your nonqualified annuity before the Annuitization Start date Your surrender will be taxed to the extent that the Contract Value immediately before the surrender exceeds the investment in the Contract. Application of surrender charges may alter the manner in which We tax report the surrender. Different rules may apply if You exchange another contract into this Contract.

You also may have to pay a 10% IRS penalty for surrenders of taxable income You make before reaching age 59 1⁄2 unless certain exceptions apply.

Withholding: If You receive taxable income as a result of an annuity payment or surrender, We may deduct federal, and in some cases state withholding against the payment. Any withholding represents a prepayment of Your income tax due for the year. You take credit for these amounts on Your annual income tax return. As long as You have provided Us with a valid Social Security Number or Taxpayer Identification Number, and You have a valid U.S. address, You may be able to elect not to have federal income tax withholding occur.

If the payment is part of an annuity payment plan, We generally compute the amount of federal income tax withholding using payroll tables. You may provide Us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) We compute federal income tax withholding using 10% of the taxable portion.

The federal income tax withholding requirements differ if We deliver payment outside the United States or You are a non-resident alien.

Some states also may impose income tax withholding requirements similar to the federal withholding described above or may allow You to elect withholding. If this should be the case, We may deduct state income tax withholding from the payment.

Death benefits to beneficiaries: The death benefit under a nonqualified Contract is not exempt from estate (federal or state) taxes. In addition, for income tax purposes, any amount Your beneficiary receives that exceeds the remaining investment in the Contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).

Net Investment Income Tax (also known as Medicare contribution tax): Effective for taxable years beginning on or after January 1, 2013, certain investment income of high-income individuals (as well as estates and trusts) is subject to a 3.8% net investment income tax (as an addition to income taxes). For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds $200,000 ($250,000 for married filing jointly and surviving spouses; $125,000 for married filing separately) or (2) the taxpayer’s “net investment income.” Net investment income includes taxable income from nonqualified annuities. Annuity holders are advised to consult their tax advisor regarding the possible implications of this additional tax.

Annuities owned by corporations, partnerships or irrevocable trusts: For nonqualified annuities, any annual increase in the value of annuities held by such entities (non-natural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person(s) only, the income may generally remain tax-deferred until surrendered or paid out.

Penalties: If You receive amounts from Your nonqualified annuity before reaching age 59 1⁄2, You may have to pay a 10% IRS penalty on the amount includable in Your ordinary income. However, this penalty will not apply to any amount received:

•	because of Your death or in the event of non-natural ownership, the death of the Annuitant;

•	because You become disabled (as defined in the Code);

•

if the distribution is part of a series of substantially equal periodic payments, made at least annually, over Your life or life expectancy (or joint lives or life expectancies of You and Your beneficiary);

•	if it is allocable to an investment before Aug. 14, 1982; or

•	if annuity payments are made under immediate annuities as defined by the Code.

Transfer of ownership: Generally, if You transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be taxed as a surrender for federal income tax purposes. If the transfer is a currently taxable event for income tax purposes, the original Owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new Owner’s investment in the Contract will be equal to the investment in the Contract at the time of the transfer plus any earnings included in the original Owner’s taxable income as a result of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Similar rules apply if You transfer ownership for a full consideration. Please consult Your tax advisor for further details.

1035 Exchanges: Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance products, while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the investment in the Contract from the old policy or contract to the new policy or contract. In a 1035 exchange one policy or contract is exchanged for another policy or contract. The following can qualify as nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. However, if the life insurance policy has an outstanding loan, there may be tax consequences. Additionally, other tax rules apply. Depending on the issue date of Your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old contract.

For a partial exchange of an annuity contract for another annuity contract, the 1035 exchange is generally tax-free. The investment in the original contract and the earnings on the contract will be allocated proportionately between the original and new contracts. However, per IRS Revenue Procedure 2011-38, if surrenders are taken from either contract within the 180-day period following a partial 1035 exchange, the IRS will apply general tax principles to determine the appropriate tax treatment of the exchange and subsequent surrender. As a result, there may be unexpected tax consequences. You should consult Your tax advisor before taking any surrender from either contract during the 180-day period following a partial exchange.

Assignment: If You assign or pledge Your Contract as collateral for a loan, earnings on purchase payments You made after Aug. 13, 1982 will be taxed as a deemed distribution and also may be subject to the 10% penalty as discussed above.

Qualified Annuities

Adverse tax consequences may result if You do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to Your retirement plan’s Summary Plan Description, Your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to Your situation.

When You use Your Contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the Contract will not provide any necessary or additional tax deferral. If Your Contract is used to fund an employer sponsored plan, Your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the Contract.

Annuity payments: Under a qualified annuity, except a Roth IRA, the entire payment generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which You made non-deductible contributions; or (2) You rolled after-tax dollars from a retirement plan into Your IRA; or (3) the contract is used to fund a retirement plan and You or Your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and You direct such payment to be directly rolled over to another eligible retirement plan such as an IRA. We may permit partial annuitizations of qualified annuity contracts. If We accept partial annuitizations, please remember that Your contract will still need to comply with other requirements such as required minimum distributions and the payment of taxes. Prior to considering a partial annuitization on a qualified contract, You should discuss Your decision and any implications with Your tax adviser. Because We cannot accurately track certain after-tax funding sources, We will generally report any payments on partial annuitizations as ordinary income except in the case of a qualified distribution from a Roth IRA.

Annuity payments from Roth IRAs: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if You have attained age 59 1⁄2 and meet the five year holding period.

Surrenders: Under a qualified annuity, except a Roth IRA, the entire surrender will generally be includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which You made non-deductible contributions; or (2) You rolled after-tax dollars from a retirement plan into Your IRA; or (3) the contract is used to fund a retirement plan and You or Your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and You direct such surrender to be directly rolled over to another eligible retirement plan such as an IRA.

Surrenders from Roth IRAs: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if You have attained age 59 1⁄2 and meet the five year holding period.

Required Minimum Distributions: Retirement plans (except for Roth IRAs) are subject to required surrenders called required minimum distributions (“RMDs”) beginning at age 70 1⁄2. RMDs are based on the fair market value of Your Contract at year-end divided by the life expectancy factor. Certain death benefits may be considered in determining the fair market value of Your Contract for RMD purposes. This may cause Your RMD to be higher. You should consult Your tax advisor prior to making a purchase for an explanation of the potential tax implications to You. Inherited IRAs (including inherited Roth IRAs) are subject to special required minimum distribution rules.

Withholding for IRAs, Roth IRAs, SEPs and SIMPLE IRAs: If You receive taxable income as a result of an annuity payment or a surrender, , We may deduct withholding against the payment. Any withholding represents a prepayment of Your tax due for the year. You take credit for these amounts on Your annual income tax return. As long as You have provided Us with a valid Social Security Number or Taxpayer Identification Number, You can elect not to have any withholding occur.

If the payment is part of an annuity payment plan, We generally compute the amount of federal income tax withholding using payroll tables. You may provide Us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) We compute federal income tax withholding using 10% of the taxable portion.

The federal income tax withholding requirements differ if We deliver payment outside the United States or You are a non-resident alien.

Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, We may deduct state income tax withholding from the payment.

Withholding for all other qualified annuities: If You receive directly all or part of the Contract Value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payment is made from the plan. Any withholding represents a prepayment of Your tax due for the year. You take credit for these amounts on Your annual income tax return. This mandatory withholding will not be imposed if instead of receiving the distribution check, You elect to have the distribution rolled over directly to an IRA or another eligible plan. Payments made to a surviving spouse instead of being directly rolled over to an IRA are also subject to mandatory 20% income tax withholding.

In the below situations, the distribution is subject to an optional 10% withholding instead of the mandatory 20% withholding. We will withhold 10% of the distribution amount unless You elect otherwise.

•

the payment is one in a series of substantially equal periodic payments, made at least annually, over Your life or life expectancy (or the joint lives or life expectancies of You and Your designated beneficiary) or over a specified period of 10 years or more;

•	the payment is a RMD as defined under the Code;

•	the payment is made on account of an eligible hardship; or

•	the payment is a corrective distribution.

State withholding also may be imposed on taxable distributions.

Penalties: If You receive amounts from Your qualified Contract before reaching age 59 1⁄2, You may have to pay a 10% IRS penalty on the amount includable in Your ordinary income. However, this penalty generally will not apply to any amount received:

•	because of Your death;

•	because You become disabled (as defined in the Code);

•

if the distribution is part of a series of substantially equal periodic payments made at least annually, over Your life or life expectancy (or joint lives or life expectancies of You and Your beneficiary);

•	to pay certain medical or education expenses (IRAs only); or

•	if the distribution is made from an inherited IRA.

Death benefits to beneficiaries: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If You made non-deductible contributions to a traditional IRA, the portion of any distribution from the Contract that represents after-tax contributions is not taxable as ordinary income to Your beneficiary. You are responsible for keeping all records tracking Your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).

Change of retirement plan type: IRS regulations allow for rollovers of certain retirement plan distributions. In some circumstances, You may be able to have an intra-contract rollover, keeping the same features and conditions. If the annuity contract You have does not support an intra-contract rollover, You are able to request an IRS approved rollover to another annuity contract or other investment product that You choose. If You choose another annuity contract or investment product, You will be subject to new rules, including a new surrender charge schedule for an annuity contract, or other product rules as applicable.

Assignment: You may not assign or pledge Your qualified Contract as collateral for a loan.

Other

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, You should consult a tax advisor if You have any questions about taxation of Your Contract.

RiverSource Life’s tax status: We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which each subaccount invests and becomes part of that subaccount’s value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable annuities or in our tax status as We then understand it.

The company includes in its taxable income the net investment income derived from the investment of assets held in its subaccounts because the company is considered the Owner of these assets under federal income tax law. The company may claim certain tax benefits associated with this investment income. These benefits, which may include foreign tax credits and the corporate dividend received deduction, are not passed on to You since the company is the Owner of the assets under federal tax law and is taxed on the investment income generated by the assets.

Tax qualification: We intend that the Contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the Contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the Contract. We reserve the right to amend the Contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the Contract to any applicable changes in the tax qualification requirements. We will send You a copy of any amendments.

Spousal status: When it comes to Your marital status and the identification and naming of any spouse as a beneficiary or party to Your Contract, We will rely on the representations You make to Us. Based on this reliance, We will issue and administer Your Contract in accordance with these representations. If You represent that You are married and Your representation is incorrect or Your marriage is deemed invalid for federal or state law purposes, then the benefits and rights under Your Contract may be different.

If You have any questions as to the status of Your relationship as a marriage, then You should consult an appropriate tax or legal advisor.

Other Information

General Account

The assets held in in our General Account support the guarantees under Your Contract. No other company or affiliate has any legal responsibility for the guarantees under the Contract. Subject to applicable state law, We have sole discretion to decide how assets of the General Account will be invested. You should be aware that Our General Account is exposed to many of the same risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that We issue other types of annuities and insurance products, as well, and these obligations may be satisfied from the assets in Our General Account. Our General Account is not insulated or segregated from the claims of Our creditors. The Fixed Account and Interim Account that We make available under the Contract are supported by the General Account.

Separate Account

The portion of Your purchase payment that is not allocated to the Fixed Account or Interim Account is invested in a separate account. We have exclusive and absolute ownership and control of the assets of the separate account. It is a non-unitized separate account established by Us under Minnesota law. You do not share in the investment performance of assets allocated to the separate account. All investment income, gains and losses, whether or not realized, from assets allocated to the separate account are borne by Us. The obligations under the Contract are independent of the investment performance of the separate account and are the obligations of Us.

We will maintain assets in the separate account with an aggregate value at least equal to Contract reserves with respect to such account. If the aggregate value of such assets should fall below such amount, We will transfer assets into the separate account so that the value of the separate account’s assets is at least equal to such amount. Assets supporting reserves for Annuity Payments will not be maintained in the separate account.

Distribution

RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the Contract. Its offices are located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

Sales of the Contract

•	Only securities broker-dealers (“selling firms”) registered with the SEC and members of the FINRA may sell the Contract.

•

The Contracts are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the Contracts to the public. RiverSource Distributors pays the selling firm (or an affiliated insurance agency) for contracts its financial advisors sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when Contracts are returned under the right to examine and cancel period.

Payments to Selling Firms

•

We may use compensation plans which vary by selling firm. These plans pay selling firms a commission that is not expected to exceed 6.00% each time You make a purchase payment. We may also pay ongoing trail commissions of up to 1.00% of the Contract Value. We do not pay or withhold payment of commissions based on which investment options You select.

•

In addition to commissions, We may, in order to promote sales of the Contracts, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:

•

sponsorship of marketing, educational, due diligence and compliance meetings and conferences We or the selling firm may conduct for financial advisors, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;

•	marketing support related to sales of the Contract including for example, the creation of marketing materials, advertising and newsletters;

•	providing service to Contract Owners; and

•	funding other events sponsored by a selling firm that may encourage the selling firm’s financial advisors to sell the Contract.

These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the Contract, and/or may be a fixed dollar amount. As noted below this additional compensation may cause the selling firm and its financial advisors to favor the Contracts.

Sources of Payments to Selling Firms

We pay the commissions and other compensation described above from our assets. Our assets may include:

•	revenues We receive from fees and expenses that You will pay when buying, owning and surrendering the Contract;

•	revenues We receive from other contracts and policies We sell that are not securities and other businesses We conduct.

You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the Contract. However, You may pay part or all of the commissions and other compensation described above indirectly through fees and expenses We collect from Contract Owners, including surrender charges.

Potential Conflicts of Interest

Compensation payment arrangements with selling firms can potentially:

•	give selling firms a heightened financial incentive to sell the Contract offered in this prospectus over another investment with lower compensation to the selling firm.

•

cause selling firms to encourage their financial advisors to sell You the Contract offered in this prospectus instead of selling You other alternative investments that may result in lower compensation to the selling firm.

•

cause selling firms to grant Us access to its financial advisors to promote sales of the Contract offered in this prospectus, while denying that access to other firms offering similar contracts or other alternative investments which may pay lower compensation to the selling firm.

Payments to Financial Advisors

•	The selling firm pays its financial advisors. The selling firm decides the compensation and benefits it will pay its financial advisors.

•

To inform Yourself of any potential conflicts of interest, ask Your financial advisor before You buy how the selling firm and its financial advisors are being compensated and the amount of the compensation that each will receive if You buy the Contract.

Legal Proceedings

Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. RiverSource Life has cooperated and will continue to cooperate with the applicable regulators.

RiverSource Life is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation, examination or proceeding that is likely to have a material adverse effect on its consolidated financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

Information on RiverSource Life Insurance Company

RiverSource Life

RiverSource Life Insurance Company (“RiverSource Life”) issues the Contracts. RiverSource Life is a stock life insurance company organized in 1957 under the laws of the state of Minnesota and is located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.

We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts (including indexed linked annuity contracts) and life insurance policies.

Incorporation of Certain Documents by Reference

The SEC allows Us to “incorporate by reference” the information We have filed with the SEC. This means that We can disclose important information to You without actually including the specific information in this prospectus by referring You to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that We later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference RiverSource Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on February 27, 2019 in accordance with the Securities Exchange Act of 1934, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 as filed with the SEC on May 1, 2019, and any filings we make with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the date on which this registration statement was initially filed with the SEC, until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. The Annual Report contains additional information about RiverSource Life Insurance Company, including audited financial statements for the latest fiscal year.

RiverSource Life will furnish You without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of Your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of this prospectus.

Available Information

This prospectus is part of a registration statement We file with the SEC. Additional information on RiverSource Life and on this offering is available in the registration statement and other materials We file. You can obtain copies of these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This prospectus, other information about the Contract and other information incorporated by reference are available on the EDGAR Database on the SEC’s Internet site at (http://www.sec.gov).

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (1933 Act) may be permitted to directors and officers or persons controlling RiverSource Life pursuant to the foregoing provisions, We have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

APPENDIX A: STATE VARIATIONS

[to be filed by Amendment]

APPENDIX B: Additional Proxy Value Disclosure

Additional details on the proxy value used to calculate the Segment Value

The proxy value for the portfolio of assets is equal to the sum of (1) the Hypothetical Value of Derivatives plus (2) the Hypothetical Value of Fixed Assets less (3) the Present Value of Annual Fees (applicable only for Segments with an Annual Fee). Descriptions of how We determine the Hypothetical Value of Derivatives, Hypothetical Value of Fixed Assets and Present Value of Annual Fees are set forth below.

(1) Hypothetical Value of Derivatives.

At the start of each Segment, a hypothetical portfolio of options is created and tracked which replicates the Cap and applicable Buffer or Floor. The Hypothetical Value of Derivatives is equal to the estimated exit value of this hypothetical portfolio.

For Segments that do not have an annual lock, the following options will be used, each of which will be valued using an option pricing formula:

A.	At-the-Money Call: This represents the market value of the potential to receive an amount equal to the percentage growth in the Index during the Segment.

B.	Out-of-the-Money Call: This represents the market value of the potential for gain in excess of the Cap (if applicable).

C.	At-the-Money Put: If the Segment has a floor, this represents the market value of the potential for losses that may occur in the Segment. This option is not used if the Segment has a buffer.

D.	Out-of-the-Money Put: This represents the market value of the potential to receive an amount equal to the excess loss beyond the applicable buffer or floor.

For Segments with a cap and a buffer:

Hypothetical Value of Derivatives = Upside Participation Rate * (A – B) – D.

For Segments with a buffer and no declared cap:

Hypothetical Value of Derivatives = Upside Participation Rate * A – D.

For Segments with a cap and a floor:

Hypothetical Value of Derivatives = Upside Participation Rate * (A – B) – C + D.

For Segments with a floor and with no declared cap:

Hypothetical Value of Derivatives = Upside Participation Rate * A – C + D.

For Segments with an Annual Lock, We designate and value a replicating derivative structure which is tied to the compounded performance for each year of the Annual Lock.

The following market inputs will be used:

Implied Volatility: This input will vary by the time to the Segment Maturity Date and moneyness (a measure of the difference between an option’s strike price and the current index value). Linear interpolation between available market inputs will be used to approximate the volatility for a particular option.

Risk-Free Interest Rate: This input will vary by the time to the Segment Maturity Date. Linear interpolation will be used to approximate the risk-free rate for a particular option.

Index Forward: This input is the cost of delivering the index at a specified date in the future. It will vary by the time to the Segment Maturity Date. Linear interpolation will be used to approximate the forward used for a particular option.

If these market inputs are not available for a Business Day We will use the prior Business Day’s values.

Additionally, the Hypothetical Value of Derivatives will be adjusted for the potential costs of exiting derivative positions before the Segment Maturity Date. This adjustment may result in a lower Segment Value and helps protect us from the trading risks that may arise when exiting derivative positions.

(2) Hypothetical Value of Fixed Assets.

The Hypothetical Value of Fixed Assets is calculated as follows:

1	where:
(1+R)M

R = A reference rate representing current yields. It is equal to the 5-year point on the USD US Corporate A+, A, A- BVAL Yield Curve as published by Bloomberg Barclay’s plus a Rate Adjustment Factor.

M = The number of full and partial years remaining in Your Segment

The Rate Adjustment Factor is calculated so Your Segment Value on the Segment start date, prior to any adjustment for exit costs made to the Hypothetical Value of Derivatives, will be equal to Your Investment Base. This adjustment will be set at the beginning of each Segment and will not change during the Segment.

(3) Present Value of Annual Fees. Applicable only for Segments with an Annual Fee. It is calculated as follows:

(Annual Fee)x (number of years in the Segment)	where:
(1+r)M

r = A risk-free interest rate based on the Segment Maturity Date

M = The number of full and partial years remaining in Your Segment

The Rate Adjustment Factor will help offset the initial present value of Annual Fees so it does not immediately lower Your Segment Value.

APPENDIX C: Example – Segment Value Calculation

Examples 1 through 4 use Point to Point with a Buffer Crediting Method. Example 5 uses Point to Point with an Annual Fee and Buffer Crediting Method.

Example:	#1	#2	#3	#4	#5
Segment Duration	1 Year	3 Year	6 Year	6 Year	1 Year
Investment Base	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Segment Duration (months)	12	36	72	72	12
Months Since Segment Start Date	3	18	12	69	6
Buffer	-10%	-15%	-25%	-25%	-10%
Cap	11%	30%	100%	100%	No Cap
Upside Participation Rate	100%	100%	100%	100%	100%
Annual Fee (if applicable)	N/A	N/A	N/A	N/A	1.50%
Months Remaining in Segment	9	18	60	3	6
Change in Index Value is 10%
1. Hypothetical Value of Derivatives	5.02%	9.73%	15.74%	10.96%	11.70%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%
4. Proxy Value = #1 + #2 - #3	104.58%	108.36%	107.19%	110.51%	108.61%
5. Prorated Cap	102.75%	115.00%	116.67%	195.83%	No Cap
Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,083.62	$1,071.89	$1,105.14	$1,086.06
Change in Index Value is -10%
1. Hypothetical Value of Derivatives	-4.29%	-1.68%	3.33%	0.58%	-3.20%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%
4. Proxy Value = #1 + #2 - #3	95.28%	96.95%	94.78%	100.13%	93.71%
5. Prorated Cap	102.75%	115.00%	116.67%	195.83%	No Cap
Segment Value = Investment Base * Lesser of #4 and #5	$952.79	$969.51	$947.82	$1,001.32	$937.06
Change in Index Value is 30%
1. Hypothetical Value of Derivatives	9.14%	18.31%	27.51%	29.95%	30.02%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%
4. Proxy Value = #1 + #2 - #3	108.70%	116.95%	118.96%	129.50%	126.92%
5. Prorated Cap	102.75%	115.00%	116.67%	195.83%	No Cap
Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,150.00	$1,166.67	$1,295.02	$1,269.22

Change in Index Value is -30%
1. Hypothetical Value of Derivatives	-19.89%	-15.89%	-9.56%	-5.99%	-19.83%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%
4. Proxy Value = #1 + #2 - #3	79.67%	82.74%	81.89%	93.56%	77.08%
5. Prorated Cap	102.75%	115.00%	116.67%	195.83%	No Cap
Segment Value = Investment Base * Lesser of #4 and #5	$796.73	$827.45	$818.95	$935.63	$770.75

APPENDIX D: EXAMPLE – SURRENDER CHARGES

The amount that represents purchase payments surrendered is calculated using a prorated formula based on the percentage of Your Contract Value being surrendered. As a result, the amount that represents purchase payments surrendered may be greater than Your Contract Value surrendered. We determine the amount that represents purchase payments surrendered (PPS), purchase payments not subject to a surrender charge (PPF), and purchase payments which could be subject to a surrender charge (PPSC) by the following formula:

PPS	=	PPSC + PPF
PPSC	=	( PS - FA )	X (PP - PPF)
CV - FA

PPF	=	FA - “Contract earnings”, but not less than zero

PP	=	Purchase payments not previously surrendered (total purchase payments – PPS)

PS	=	Amount the Contract Value is reduced by the surrender

FA	=	the “total free amount”

CV	=	Contract Value prior to the surrender

When determining the surrender charge, Contract earnings are defined as the Contract Value, less purchase payments not previously surrendered.

The examples below show how the surrender charge for a full and partial surrender is calculated. Each example illustrates the amount of the surrender charge for both a Contract that experiences gains and a Contract that experiences losses, given the same set of assumptions.

Full surrender charge calculation

This is an example of how We calculate the surrender charge on a Contract with the following history:

Assumptions:

•	We receive a single $100,000 purchase payment;

•	During the third Contract Year You surrender the Contract for its total value. The surrender charge percentage in the second Contract year is 6.00%; and

•	You have made no prior surrenders.

We will look at two situations, one where the Contract has a gain and another where there is a loss:

		Contract with Gain	Contract with Loss
	Contract Value just prior to surrender:	$120,000.00	$80,000.00
	Contract Value on prior anniversary:	$114,000.00	$84,000.00
We calculate the surrender charge as follows:
Step 1.	First, We determine the amount of earnings available in the Contract at the time of surrender as:
	Contract Value just prior to surrender (CV):	$120,000.00	$80,000.00
	Less purchase payments received and not previously surrendered (PP):	$100,000.00	$100,000.00

	Earnings in the Contract (but not less than zero):	$20,000.00	$0.00
Step 2.	Next, We determine the total free amount (FA) available in the Contract as the greatest of the following values:
	Earnings in the Contract:	$20,000.00	$0.00
	10% of the prior anniversary’s Contract Value:	$11,400.00	$8,400.00

	FA (but not less than zero):	$20,000.00	$8,400.00
Step 3.	Next We determine PPF, the amount by which the total free amount (FA) exceeds earnings.
	Total free amount (FA):	$20,000.00	$8,400.00
	Less earnings in the Contract:	$20,000.00	$0.00

	PPF (but not less than zero):	$0.00	$8,400.00

Step 4.		Next We determine PS, the amount by which the Contract Value is reduced by the surrender.
		PS:	$120,000.00	$80,000.00
Step 5.		Now We can determine how much of the PP is being surrendered (PPS) as follows:
	PPS	= PPF + PPSC
		= PPF + (PS – FA) / (CV – FA) * (PP – PPF)
		PPF from Step 3 =	$0.00	$8,400.00
		PS from Step 4 =	$120,000.00	$80,000.00
		CV from Step 1 =	$120,000.00	$80,000.00
		FA from Step 2 =	$20,000.00	$8,400.00
		PP from Step 1 =	$100,000.00	$100,000.00

		PPS =	$100,000.00	$100,000.00
Step 6.		We then calculate the surrender charge as a percentage of PPS. Note that for a Contract with a loss, PPS may be greater than the amount You request to surrender:
		PPS:	$100,000.00	$100,000.00
		less PPF:	$0.00	$8,400.00

		PPSC = amount of PPS subject to a surrender charge:	$100,000.00	$91,600.00
		multiplied by the surrender charge rate:	x6.0%	x6.0%

		surrender charge:	$6,000.00	$5,496.00
Step 7.		The dollar amount You will receive as a result of Your full surrender is determined as:
		Contract Value surrendered:	$120,000.00	$80,000.00
		Surrender charge:	($6,000.00)	($5,496.00)

		Net full surrender proceeds:	$114,000.00	$74,504.00

Partial surrender charge calculation:

This is an example of how We calculate the surrender charge on a Contract with a following history:

Assumptions:

•	We receive a single $100,000 purchase payment;

•	During the third Contract Year You request a net partial surrender of $30,000.00. The surrender charge percentage in the second Contract Year is 6.0%; and

•	You have made no prior surrenders.

We will look at two situations, one where the Contract has a gain and another where there is a loss:

		Contract with Gain	Contract with Loss
	Contract Value just prior to partial surrender:	$120,000.00	$80,000.00
	Contract Value on prior anniversary:	$114,000.00	$84,000.00

We determine the amount of Contract Value that must be surrendered in order for the net partial surrender proceeds to match the amount requested. We start with an estimate of the amount of Contract Value to surrender and calculate the resulting surrender charge and net partial surrender proceeds as illustrated below. We then adjust our estimate and repeat until We determine the amount of Contract Value to surrender that generates the desired net partial surrender proceeds.

We calculate the surrender charge for each estimate as follows:
Step 1.	First, We determine the amount of earnings available in the Contract at the time of surrender as:
	Contract Value just prior to partial surrender (CV):	$120,000.00	$80,000.00
	Less purchase payments received and not previously surrendered (PP):	$100,000.00	$100,000.00

	Earnings in the Contract (but not less than zero):	$20,000.00	$0.00
Step 2.	Next, We determine the total free amount (FA) available in the Contract as the greatest of the following values:
	Earnings in the Contract:	$20,000.00	$0.00
	10% of the prior anniversary’s Contract Value:	$11,400.00	$8,400.00

		FA (but not less than zero):	$20,000.00	$8,400.00
Step 3.		Next We determine PPF, the amount by which the total free amount (FA) exceeds earnings
		Total free amount (FA):	$20,000.00	$8,400.00
		Less earnings in the Contract:	$20,000.00	$0.00

		PPF (but not less than zero):	$0.00	$8,400.00
Step 4.		Next We determine PS, the amount by which the Contract Value is reduced by the surrender
		PS (determined by iterative process described above):	$30,638.30	$31,795.86
Step 5.		Now We can determine how much of the PP is being surrendered (PPS) as follows:
	PPS	= PPF + PPSC
		= PPF + (PS – FA) / (CV – FA) * (PP – PPF)
		PPF from Step 3 =	$0.00	$8,400.00
		PS from Step 4 =	$30,638.30	$31,795.86
		CV from Step 1 =	$120,000.00	$80,000.00
		FA from Step 2 =	$20,000.00	$8,400.00
		PP from Step 1 =	$100,000.00	$100,000.00

		PPS =	$10,638.30	$38,331.02
Step 6.		We then calculate the surrender charge as a percentage of PPS. Note that for a Contract with a loss, PPS may be greater than the amount You request to surrender:
		PPS:	$10,638.30	$38,331.02
		less PPF:	$0.00	$8,400.00

		PPSC = amount of PPS subject to a surrender charge:	$10,638.30	$29,931.02
		multiplied by the surrender charge rate:	x6.0%	x6.0%

		surrender charge:	$638.30	$1,795.86
Step 7.		The dollar amount You will receive as a result of Your partial surrender is determined as:
		Contract Value surrendered:	$30,638.30	$31,795.86
		Surrender charge:	($638.30)	($1,795.86)

		Net partial surrender proceeds:	$30,000.00	$30,000.00

APPENDIX E: INDEX DISCLOSURES

S&P 500 INDEX

The “S&P 500 Index” is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by RiverSource Life Insurance Company (“RiverSource Life”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by RiverSource Life. It is not possible to invest directly in an index. RiverSource Life’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the Owners of RiverSource Life’s products or any member of the public regarding the advisability of investing in securities generally or RiverSource Life’s products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to RiverSource Life with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to RiverSource Life or RiverSource Life’s products. S&P Dow Jones Indices has no obligation to take the needs of RiverSource Life or the Owners of RiverSource Life’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of RiverSource Life’s products or the timing of the issuance or sale of RiverSource Life’s products or in the determination or calculation of the equation by which RiverSource Life’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of RiverSource Life’s products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY RIVERSOURCE LIFE, OWNERS OF RIVERSOURCE LIFE’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND RIVERSOURCE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RUSSELL 2000® INDEX

The Product has been developed solely by RiverSource Life Insurance Company and is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the “Russell 2000® Index” (the “Index”) vest in the relevant LSE Group company which owns the Index. “Russell®”, “FTSE Russell®”, and “Russell 2000® Index” are trademarks of the relevant LSE Group company and are used by any other LSE Group company under license.

The Index is calculated by or on behalf of LSE Group or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Product. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Product or the suitability of the Index for the purpose to which it is being put by RiverSource Life Insurance Company.

The Product is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). The LSE Group does not accept any liability whatsoever to any person arising out of the use of the Product or the underlying data.

NASDAQ-100 INDEX

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the Owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to RiverSource Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the Owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE & EMERGING MARKETS INDEXES

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY RIVERSOURCE LIFE INSURANCE COMPANY. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS

PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

iSHARES® U.S. REAL ESTATE ETF

The iSHARES® U.S. Real Estate ETF is distributed by BlackRock Investments, LLC. iShares®, BLACKROCK®, and the corresponding logos are registered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”) and are used under license. These trademarks have been licensed for certain purposes by RiverSource Life Insurance Company (“RiverSource Life”) and its affiliates. Products offered by RiverSource Life or its affiliates are not sponsored, endorsed, sold or promoted by BlackRock, and purchasers of such products do not acquire any interest in the iShares® U.S. Real Estate ETF nor enter into any relationship of any kind with BlackRock. BlackRock makes no representations or warranties, express or implied, to the Owners of any products offered by RiverSource Life or its affiliates, or any member of the public regarding the advisability of purchasing a product from RiverSource Life or its affiliates. BlackRock has no obligation or liability for any errors, omissions, interruptions or use of the iShares® U.S. Real Estate ETF or any date related thereto, or with the operation, marketing, trading or sale of any products or services offered by RiverSource Life or its affiliates.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being offered:

Registration Fee:	$60,600
Printing and Filing Expenses:	$2,000
Legal Fees and Expenses:	N/A
Accounting Fees and Expenses:	N/A

Item 15. Indemnification of Directors and Officers

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an “Enterprise”), and including appeals therein (any such action or process being hereinafter referred to as a “Proceeding”), by reason of the fact that such person, such person’s testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

See the Exhibit Index immediately preceding the signature page to this registration statement for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

A. The Registrant undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof,

(3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

(4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. Avail. Nov. 28, 1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) – (4) of the no-action letter.

EXHIBIT INDEX

Exhibit No.	Description

1.	Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance Between RiverSource Distributors, Inc. and RiverSource Life Insurance Company, filed as Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource Variable Annuity Account, File No. 333-139760 on January 3, 2007, is incorporated by reference.

2.1	Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March 16, 2006, filed as Exhibit 2.1 to Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 333-114888, on April 27, 2007, is incorporated by reference.

2.2	Articles of Merger of IDS Life Insurance Company and American Partners Life Insurance Company dated March 17, 2006, filed as Exhibit 2.2 to Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company, File No. 333-114888, on April 27, 2007, is incorporated by reference.

3.1	Copy of Certificate of Incorporation of IDS Life Insurance Company filed as Exhibit 3.1 to Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 6, 1994, is incorporated herein by reference. (See Exhibit 3.1 to Form S-1 Registration Statement filed with the SEC on 4/31/1994.)

3.2	Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June 22, 2006, filed as Exhibit 27(f)(1) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-6 for RiverSource Variable Life Separate Account, File No. 333-69777, on January 3, 2007, is incorporated by reference.

3.3	Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed as Exhibit 27(f)(2) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-6 for RiverSource Variable Life Separate Account, File No. 333-69777, on January 3, 2007, is incorporated by reference.

3.4	Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated May 5, 1989, establishing IDS Life Account MGA filed as Exhibit 3.3 to Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 6, 1994, is incorporated herein by reference. (See Exhibit 3.3 to Form S-1 Registration Statement filed with the SEC on 4/6/1994.)

3.5	Unanimous Written Consent of the Board of Directors In Lieu of a Meeting for IDS Life Insurance Company, adopted Dec. 8, 2006 for the Re-designation of the Separate Accounts to Reflect Entity Consolidation and Rebranding filed as Exhibit 27(a)(6) to the Registration Statement on Form N-6 for RiverSource Variable Life Separate Account, File No. 333-69777, on January 3, 2007, is incorporated by reference.

4.1*	Copy of Limited Flexible Purchase Payments Deferred Annuity Contract and Data Pages are filed electronically herewith.

4.2	Copy of Endorsement No. 30379 to the Individual Annuity Contract, filed as Exhibit 4.10 to Post-Effective Amendment No. 10 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 15, 1998, is incorporated herein by reference. (See Exhibit 4.10 to Form S-1 Registration Statement filed with the SEC on 4/15/1998.)

4.3	Copy of Tax qualified Individual Annuity Contract, Form 30370C, filed as Exhibit 4.11 to Post-Effective Amendment No. 10 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 15, 1998, is incorporated herein by reference. (See Exhibit 4.11 to Form S-1 Registration Statement filed with the SEC on 4/15/1998.)

4.4	Copy of Individual IRA Annuity Contract, Form 30373C, filed as Exhibit 4.12 to Post-Effective Amendment No. 10 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 15, 1998, is incorporated herein by reference. (See Exhibit 4.12 to Form S-1 Registration Statement filed with the SEC on 4/15/1998.)

4.5	Copy of Endorsement No. 33007 filed as Exhibit 4.13 to Post-Effective Amendment No. 12 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 26, 1999, is incorporated herein by reference. (See Exhibit 4.13 to Form S-1 Registration Statement filed with the SEC on 4/26/1999.)

4.6	Form of Traditional IRA or SEP-IRA Annuity Endorsement (form 131061) filed as Exhibit 4.14 to Post-Effective Amendment No. 17 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 23, 2003, is incorporated herein by reference.

4.7	Form of Roth IRA Annuity Endorsement (form 131062) filed as Exhibit 4.15 to Post-Effective Amendment No. 17 to the Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April 23, 2003, is incorporated herein by reference.

4.8	Form of Simple IRA Annuity Endorsement (form 131063) filed as Exhibit 4.13 to Post-Effective Amendment No. 14 to the Registration Statement on Form N-4 for RiverSource Variable Account 10, File No. 333-79311, on April 28, 2003, is incorporated by reference.

5.*	Opinion of Counsel regarding legality of Contracts is filed electronically herewith.

23.	Consent of Independent Registered Public Accounting Firm to be filed by Amendment.

24.1*	Power of Attorney to sign this Registration Statement, dated Jan. 31, 2019 is filed electronically herein.

24.2*	Power of Attorney to sign this Registration Statement. Dated July 9, 2019 is filed electronically herewith.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RiverSource Life Insurance Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota on the 1st day of August, 2019.

RiverSource Life Insurance Company
(Registrant)

By	/s/ John R. Woerner*
John R. Woerner
Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the1st day of August, 2019.

Signature	Title
/s/ Gumer C. Alvero*	Director and Executive Vice President – Annuities
Gumer C. Alvero

/s/ Michael J. Pelzel **	Senior Vice President – Corporate Tax
Michael J. Pelzel

/s/ Stephen P. Blaske*	Director, Senior Vice President and Chief Actuary
Stephen P. Blaske

/s/ James A. Brefeld Jr.*	Senior Vice President and Treasurer
James A. Brefeld Jr.

/s/ Brian J. McGrane* Brian J. McGrane	Director, Executive Vice President and Chief Financial Officer

/s/ Jeninne C. McGee*	Director
Jeninne C. McGee

/s/ Colin J. Lundgren*	Director
Colin J. Lundgren

/s/ John R. Woerner*	Chairman of the Board and President
John R. Woerner

/s/ Jeffrey J. Scherman**	Vice President and Controller
Jeffrey J. Scherman

*	Signed pursuant to Power of Attorney dated Jan. 31, 2019 filed electronically herewith, by:
**	Signed pursuant to Power of Attorney dated July 9, 2019 filed electronically herewith, by:

/s/ Nicole D. Wood
Nicole D. Wood
Assistant General Counsel and Assistant Secretary